                                                                  Exhibit (b)(5)

                                                                    October 1998

                        VALUATION OF THE NUMBER OF SHARES

                       OF DISCOUNT INVESTMENT CORPORATION

            WHICH WILL BE ISSUED TO IDB DEVELOPMENT CORPORATION LTD.

             IN CONSIDERATION FOR 14,937,792 SHARES OF $1 PAR VALUE

                      OF PEC - ISRAEL ECONOMIC CORPORATION


                           Itzhak Swary       Uri Cohen
                                Itzhak Swary Ltd.

Itzhak Swary Ltd.
Financial Consulting
--------------------------------------------------------------------------------
Messrs:
IDB Development Corporation Ltd.     Discount Investments Corporation Ltd.
3 Daniel Frisch Street               14 Bet Hashoeva Lane,
Tel Aviv.                            Tel Aviv.

Dear Sirs:

     Re:Valuation dated October 15, 1998 of the number of shares of Discount Investment Corporation Ltd. ("Discount Investments") which will be issued to
     IDB Development Corporation Ltd. ("IDB Development") in consideration for 14,937,792 shares of $1 par value of PEC Economic Corporation ("PEC")

We were requested by you to evaluate the number of shares of Discount Investments which will be issued to IDB Development in consideration for 14,937,792 common shares of $1 par value of PEC, which comprise some 81.4% of the rights in that company (hereinafter: "The Exchange Ratio"). The suitable Exchange Ratio is determined as a function of the ratio of the net assets value of Discount Investments to the net assets value of PEC.

In our opinion, in view of the data we received and the checks we carried out, the fair and reasonable exchange ratio between the shares of PEC which will be transferred to Discount Investments and the shares of Discount Investments which will be issued in consideration therefor are as follows:

In consideration for 14,937,792 common shares of $1 par value of PEC, 17,390,593 shares of NIS 1 par value of Discount Investments should be issued to IDB Development, which expresses a ratio of 1.1642 common shares of NIS 1 par value of Discount Investments in consideration for a share of $1 par value of PEC. This exchange ratio was determined based on an average ratio of 1.327 between the net assets value of Discount Investments and the net assets value of PEC.

It should be mentioned that the investments portfolio of the two companies is similar in composition, and that about 80% of the value of the companies is derived from identical investments in over 40 companies. In addition IDB Development holds some 54.3% of the shares of Discount Investments prior to the transaction, and therefore is situated on "both sides of the fence" in the exchange transaction. As a result, according to simulations we carried out, the exchange ratio has a low sensitivity to changes within reasonable ranges (+/- 25%) of the valuations of the companies.

We wish to emphasize that in view of the legal limitations connected with the possibility of a public issue in the U.S. of Cellcom Israel Ltd. ("Cellcom"), whose shares are held among other things by Discount Investments and PEC, we were requested by you to determine an exchange ratio taking into account a general indication of the value of Cellcom. The indication will be based on the comparison of market prices and multipliers of similar European cellular companies, taking into account a discount resulting from the lack of marketability and liquidity of an investment in Cellcom as compared with the comparative group. We should state that the investments of the companies in Cellcom are significant to their economic value, but have little effect on the exchange rates due to identical holdings in that company. We emphasize that in view of your said directive, we did not carry out an evaluation and we did not apply any other procedures regarding this investment.

We should mention that a deviation of +/- 25% in the value of Cellcom will result in a ratio of about 1.318 - 1.339 between the net assets value of Discount Investments and the net assets value of PEC, and the number of shares of Discount Investments to be issued to IDB Development resulting from the amended range will stand at 17,522,056 - 17,246,417 shares (a variance of +/- 0.8% of the number of shares stated in the exchange ratio valuation). As in our estimate the indication calculated by us and the range of the variation checked, reflect a reasonable range of the economic value of Cellcom, and as a change in the estimated value in the range stated does not result in a significant variance in the results of valuation of the exchange ratio, in our opinion this limitation does not detrimentally affect the reasonability and validity of the valuation of the exchange ratio.

Determining a fair exchange ratio is based on the valuation of the value of portfolio investments of the two companies less the value of their net financial liabilities, taking into account tax effects which apply on profits from the realization of the investments. For the purpose of valuing the exchange ratio we based ourselves on the draft and immediate statements of IDB Development dated October 1, 1998 which relates to the said transaction, the periodic reports and audited financial reports, the interim financial reports and the prospectuses which were published by Discount Investments, PEC and the principal companies included in their investment portfolios. Moreover, we based ourselves on additional data and clarification received from the managements of Discount Investments and PEC, including regarding significant companies included in their investment portfolios, on discussions with senior management members of Discount Investments and PEC and on data available to the public and the views published about the companies and the branches in which they operate. In addition we acted according to your directives regarding the treatment of the investment in Cellcom in view of the legal limitations mentioned.

We relied on sources which seemed to us trustworthy. Nothing came to our knowledge which should reflect on the lack of reasonability of the data we used. We did not check the data independently and therefore our work is not a verification of the correctness, completeness and exactness of this data.

The valuation of a suitable exchange ratio is aimed at determining the number of shares of Discount Investments which will be issued to IDB Development only, and relates to the totality of elements connected with the valuation of the exchange ratio only, does not discuss other aspects of the transaction, and is in no way a recommendation to any shareholder regarding the way he should vote in the proposed exchange transaction. The valuation of the exchange ratio is not a valuation of the value of the assets or of the share capital of Discount Investments or PEC.

An economic valuation should reflect in a reasonable and fair manner a given situation at a certain time, on the basis on known data while relating to basic assumptions and forecasts which were made on the basis of this information.

The valuation of a published exchange ratio at the time in which there are fluctuations in the capital and financial markets in the world and in Israel, which are affected by real and monetary influences and there is a possibility also of overreactions of the investing public to these influences. For the purpose of differentiating between the long-term effects and the overreactions which in their nature are transitory, requires among other things, a reexamination in view of the perspective of time. On the other hand despite these difficulties there is the low sensitivity of the exchange ratio to changes within reasonable ranges in the valuation of the companies as mentioned above.

We agree, that this Opinion will be included and/or mentioned in the Immediate Amended Report to be published with regard to this exchange transaction. We wish to state, that we have no personal interest in the shares of IDB Development, Discount Investments or PEC.

In addition we would like to state, that in the context of our engagement with you to carry out the valuation of the exchange ratio, we have been given an indemnity, according to which, should be sued to pay any amount to a third party in a legal procedure for any grounds which are liable to stem, directly or indirectly, from this Opinion, you will indemnify us for reasonable expenses which we will incur or be required to pay for representation, legal counseling, professional fees, defense against legal proceedings, negotiations etc., and you will also indemnify us for any amount which we will be obliged to pay in legal proceeding, to a third party, which exceeds $1.5 million. There will be no obligation to pay indemnity if it is determined that we acted, with regard to this opinion, with serious negligence or malice.


Our Opinion follows.


                                  Yours sincerely,


                          (  -  )                 (  -  )
Date:                   ------------              ---------
October 15, 1998        Itzhak Swary              Uri Cohen

                                    CONTENTS

                                                                        Page
                                                                        ----

1. Background and Summary of Valuation of the Exchange Ratio

      a.    Background                                                    1

      b.    Summary of valuation of the exchange ratio                  2 - 3

      c.    Relationship between exchange ratio and the value of
            the companies according to the prices of their shares
            on the Stock Exchange.                                      4 - 5

2. Methodology

      a.    General                                                       8

      b.    Considerations when valuing of the net assets value
            of Discount Investments and the net assets value of PEC       8-

      c.    Tax aspects                                                 8 - 12

      d.    Calculating the number of shares of Discount Investments
            which should be issued to IDB Development based on the
            net assets value ratio                                        12

3. Details of the valuation of certain companies held by Discount Investments and/or PEC whose value has a significant effect on the valuation of the exchange ratio.

      a.    Property and Building Company Ltd.                         13 - 26

      b.    Supersol Ltd.                                              27 - 43

      c.    Elron Electronic Industries Ltd.                           44 - 54

      d.    Ilanot Batucha Investment House Ltd.                       55 - 61

      e.    General indication of the range of values of
            Cellcom (Israel) Ltd. which is not an evaluation           62 - 64

Appendices

1. Calculation of the number of shares of Discount Investments which should be issued to IDB Development in consideration for the shares of PEC at its disposal.

2. Comparison of the level of marketability of the shares of Discount Investments and PEC and the development of value ratio of Discount Investments to the value of PEC according to their share prices on the Stock Exchange.

3. Opinion of the assessor Mr. Alfred Irani.

1. Background and Summary of the Valuation of the Exchange Ratio(1)

      a. Background

            IDB Development holds about 54.3% of the share capital of Discount Investments, a company whose shares are listed for trading on the Tel-Aviv Stock Exchange (hereinafter: "The Stock Exchange") and about 81.4% of the share capital of PEC, a company incorporated in the State of Maine in the United States ((whose shares are listed for trading on the New York Stock Exchange (hereinafter: "NYSE")). It is the intention of IDB Development and Discount Investments to merge PEC with Discount Investments by way of an exchange of holdings of IDB Development in PEC with shares of Discount Investments which will be issued to IDB Development, and the acquisition of the shares of the minority in PEC in cash. After completing the transactions, PEC will become a wholly owned subsidiary of Discount Investments, and its shares will be delisted from trading on the NYSE. The transactions are not interdependent, and their implementation is subject to the mechanisms of negotiation and approval, as detailed in the Immediate Report in which this evaluation is included.

            The acquisition of the shares of the minority in PEC will be financed by Discount Investments, and will be carried out according to a procedure called in the U. S. - a Reverse Subsidiary Merger. According to this procedure, IDB Development will set up a wholly owned subsidiary(2), where Discount Investments will arrange to put the financial resources required to pay for the shares of the minority in PEC at PEC's disposal and will merge with PEC. As a result of the merger, this Company will cease to exist, and the minority shareholders in PEC will receive cash in consideration for their shares which will be acquired by PEC(3). On September 7, 1998 IDB Development published a cash purchase offer for the shares of the minority in PEC at a share price of $25.50, based on the valuation of the Company of some 468 million dollars. The final price is subject to negotiations with the Committee of the Board of Directors of PEC, which is independent of IDB Development.

            In view of the intention of the parties, as described above, we have been requested to value the number of Discount Investments' shares of NIS 1 par value, which should be issued to IDB Development in consideration for 14,937,792 shares of $ 1 par value of PEC, which comprise some 81.4% of the rights in PEC.

----------
(1) All the financial data in this work are expressed in NIS of June 1998, unless specifically stated otherwise. The data on market values is based on the rates of the shares on the Stock Exchange in current terms.

(2) In the event that the exchange of the holdings of IDB Development in PEC for shares of Discount Investments will be prior to the acquisition of the shares of the minority, IDB Development will transfer to Discount Investments its holdings in the subsidiary which will be set up for the purpose of acquiring the shares of the minority in PEC, without consideration.

(3) In the event that the exchange of the holdings of IDB Development in PEC for shares of Discount Investments will not be carried out by the end of a year from the date of acquisition of the shares in the minority, IDB Development will see that the subsidiary will repay the loan, at market conditions.

      b. Summary of the valuation of the exchange ratio

            In our opinion, in view of the data we have received and the checks we performed, the suitable exchange ratio between the shares of PEC which will be transferred to Discount Investments and the shares of Discount Investments which will be issued in consideration for them is as follows:

            In consideration for 14,937,792 shares of $1 par value of PEC, 17,390,593 shares of NIS 1 par value shares of Discount Investments should be issued to IDB Development.

            The exchange ratio is fixed at a ratio of 1.327 between the net assets value of Discount Investments and the net assets value of PEC.

            It should be mentioned, that as about 80% of the investment portfolio of the two companies is absolutely identical, and as about 54.3% of the shares of Discount Investments are held by IDB Development prior to the transaction (so that IDB Development is found on "both sides of the fence" in the exchanged transaction), significant changes in the value of most of the companies included in the portfolio, affect only slightly the exchange ratio. On the other hand, joint investments at equal rates between the companies have a greater effect on the ratio.

      We wish to emphasize, that in view of the legal limitations connected with the possibility of a public issue in the Unites States of Cellcom Company, whose shares are held, among others, by Discount Investments and PEC, we were requested by you to determine the exchange ratio taking into account general indication regarding the range of the values of Cellcom. The indication will be based on a comparison of market prices and multipliers of similar European cellular companies, taking into consideration the discount resulting from the lack of marketability and liquidity of the investment in Cellcom as compared with the comparative group. We should state, that the companies' investments in Cellcom are significant to their economic value, however that have little effect on the exchange ratio due to identical holdings in Cellcom. We should emphasize that in view of your instructions, we did not carry out an evaluation and we did not apply any other procedures with regard to this investment.

      We state that a variance of +/-25% in the value of Cellcom will result in obtaining a ratio of about 1.318 - 1.339 between the net assets value of Discount Investments and the nets asset value of PEC, and the number of shares of Discount Investments which will be issued to IDB Development, resulting from the amended range, will be some 17,522,056 - 17,246,417 shares (a variance of +/- 8% of the number of shares which were determined in the valuation of the exchange ratio). As in our estimate, the indication calculated by us and the range of variance examined, reflect a reasonable range of the economic value of Cellcom, and as a change in the estimated value within the range stated, does not result in a significant variance in the results of the valuation of the exchange ratio, in our opinions this limitation does not harm the reasonability and validity of the valuation of the exchange ratio.

      The calculation of the number of shares of Discount Investments, which should be issued to IDB Development in consideration for the shares of PEC at its disposal, is attached as Appendix 1 to this Opinion.

      The valuation of the suitable exchange ratio is based on the valuation of the net assets value (NAV) of Discount Investments and PEC, i.e. an evaluation of the value of the investments portfolio and other assets of the two companies, less financial liabilities, and taking into account the tax effect which will apply to profits from realizing the investments.

      Details of the net assets value of Discount Investments and PEC, according to affiliated companies whose value has a significant effect on the exchange ratio determined(4), is included in a table on Page 6.

c. The connection between the exchange ratio and the value of the companies according to the price of their shares on the Stock Exchanges.

      The net assets value used as a basis to determine the exchange ratio is not necessarily identical to the economic value of the share capital of Discount Investments and PEC.

      Both Discount Investments and PEC are holding companies. Researches carried out showed, that in many cases, the value of holding companies is lower than their net assets value(5), among other things for the following reasons:

      - The lack of flexibility of the investor when choosing investments and regarding the timing of investments and their realization, as compared with direct investments in the basic assets of the holding company;
      -     The lack of business focus of the holding company;
      - The non optimal investment of management's time, which may be expressed on the one hand, in superfluous investment for negligible investments, and on the other hand neglecting small investments, which may, on an accumulated basis, be a significant part of the investments portfolio;
      - The lack of sufficient information regarding the basic assets of the holding company;
      -     The cost of maintaining the holding company's central management.

      We should state, that in the researches some advantages are also presented when investing in an investment company, such as access to investments as well as other reasons. Nevertheless, there is wide agreement that the disadvantages significantly exceed the advantages, and for this there exists numerous empirical proof. Today, holding companies tend to implement procedures of business focusing, apart from exceptions such as the GE Corporation.

      These reasons, and experience in a large number of holding companies and closed end finds, require a check whether the economic value of the two companies is lower than their net assets value. Thus, for example, the value of Discount

----------
(4) In the context of the group of other companies, companies were included in which a change of +/- 25% in their economic value compared to the value taken into account in the exchange ratio valuation, will result in a change of less than about 0.5% in the consideration to IDB Development.

(5)   This characteristic is called "Discount of Holding Companies".

      Investments' share capital, as calculated based on the average price of the share in the Stock Exchange in the period 9/8- 10/8/1998, is lower by some 27% than the net assets value of this company according to this valuation(6). Discount differences can be observed similarly in other holding companies traded on the Stock Exchange.

      It should be emphasized that investors among the public in the shares of PEC, immediately prior to the exchange transaction, are exposed to additional characteristics, which may reduce the value of the shares of PEC held by them as compared with its net assets value, including low marketability and liquidity, limitations on the methods of investment applied to the Company as a foreign investment company as a result of American law (which will be removed as a result of the transaction)(7), the country risk (which is relevant to American investors in the Company most of whose assets have the Israeli risk), taxation imposed on the investment of Israeli investors in this Company and more.

            These additional characteristics are likely to explain an additional gap between the price of PEC's share when traded on the Stock Exchange, and between the value of PEC calculated on the net assets value taking into account the above mentioned discount, which does not include an indication of exposures which are special for investors among the minority in PEC. In other words, the discount expressed in a comparison of market price to net assets values in PEC, as calculated by us, is higher than the equivalent data in the shares of Discount Investments.

      In our opinion, the factors we mentioned above, which may reduce the value of the share capital as compared with the net assets value of the holding company, should not affect the value of the exchange ratio, and this because the character of the transaction is one of a merger transaction. The nature of the transaction is a combination of investment portfolios of the two companies (of which about 80% of their investments are absolutely identical in both companies) to jointly manage in one framework, and therefore the ratio of the net assets value expresses the contribution of each party to the joint portfolio on the "day after the transaction", without the need for further adjustments.

      As described in the immediate report, IDB Development on September 7, 1998 approached the Board of Directors of PEC with an offer to purchase all the PEC's shares held by the public in consideration for 25.50 U.S. dollars per share in cash. The final price of purchase offer will be determined in negotiations between a Special Committee of the Board of Directors of PEC, which is independent of IDB Development, and between IDB Development, and is subject to the right of the shareholders who will appeal to the Court with a request to determine a fair price for the purchase of their shares.

----------
(6) This discount is liable to be affected due to the reasons mentioned, and the differences in the net assets value (mainly differences in evaluating the basic assets and/or the tax influence), including difference in valuing Cellcom, in view of the fact that the investment in this company was not valued by us but was included in the valuation based on general indications of its value.

(7) We were told that the Investment Company Act (1940) stipulates, among other things, special approval procedures and imposes obligations of disclosure and reporting on transactions with companies held by the investment company. Soon after the Law was legislated, PEC received an approval that it is not subject to the Law, as long as most of the investments portfolio of PEC will be invested in companies in which PEC and the companies connected with it have a holding exceeding 25%, and where PEC and the companies connected with it participate in their management.

      The purchase offer price is, from the point of view the shareholders being offered, close to and an amendment of the market price of PEC's shares, as the only alternative at their disposal for the purchase offer price is the sale of shares on the market. As the purchase offer price, to be determined, is also affected by the factors we mentioned above, in our opinion there is no need for additional adjustments to the net assets value ratio as a result of the purchase offer.

      The following is a description of the methodology and main points of the financial analysis used in determining the exchange ratio. The following description does not claim to be a full and detailed description of all the procedures we applied, but relates to the main ones, and does not constitute a full detailed description of Discount Investments, PEC, the companies whose shares are held by them and their business environments.

      Structure of holdings and net assets of Discount Investments and PEC

                                 (NIS millions)

                                                                                       ------------------------
                                         --------------  ----------------------            Surplus Holding of
                                         Joint Holdings  Surplus Holding of PEC          Discount Investments
        Name of          Average value   --------------  ----------------------          --------------------
        Company          of Company      Rate     Value  Rate             Value         Rate              Value
        -------          ----------      ----     -----  ----             -----         ----              -----
Properties and Building    1,781.0       14.89%   265.2  26.18%            466.3           -                  -       See Clause 3.a
Cellcom *                  7,476.0       12.50%   934.5      -                 -           -                  -       See Clause 3.e
Suipersol                  2,310.0       17.60%   406.6      -                 -        4.72%              109.0      See Clause 3.b
Iron                       1,308.0       13.51%   176.7      -                 -       32.77%              167.0      See Clause 3.c
Ilanot Batucha               212.5                           -                 -       50.00%              106.3      See Clause 3.d
Others***                                                                      -                           413.7
                                                                                                         -------
                                                1,279.8                    205.3                           796.0
                                                -------                  -------                           499.0
                                                                                                         -------
Other assets, net                               3,062.8                     67.0                         1,295.0
                                                =======                  -------                         =======
                                         --------------                    738.6
                                                                         =======
The net assets value before provision for taxes                          3,801.4                         4,357.8
Provision for tax on the investments rates                                (807.6)                         (383.8)
                                                                         -------                         -------
Net assets value **                                                      2,993.7                         3,974.0
                                                                         =======                         =======
Rate of identical joint holdings from the total investments value             82%                             79%
                                                         -----------------------       -------------------------
                                                           ------------------------------------------------------------------------
                                                           Net assets value ratio:                        1.327
                                                           -------------------------------------------------------------------------
                                                           IDB Develoment's holdings in Discount Investments after the merger: 73.7%
                                                           -------------------------------------------------------------------------

* Indications of the value of the Company does not constitute an economic evaluation, in view of the customer's instructions when ordering the work.

**As we have stated, the net basic value is not necessarily identical to the value of the share capital of the companies

                                                                             --------------------
                                 --------------    ----------------------     Surplus Holding of
***Others                        Joint Holdings    Surplus Holding of PEC    Discount Investments        Main valuation method
---------        Average value   --------------    ----------------------    --------------------        ---------------------
                 of Company      Rate     Value    Rate          Value       Rate         Value
                 ----------      ----     -----    ----          -----       ----         -----
Tevel              1,285.0        23.73%   304.9       -              -       0.97%       12.5           Discounted cash flows
El-Yam             1,966.0        10.10%   198.6       -              -       4.23%       83.2           Net assets value
Tambour              422.0        42.31%   178.5    1.02%           4.3                                  Transaction, market value
Others                                     597.8                  201.0                  318.0
                                           -----                  -----                  -----
                                          1279.8                  205.3                  413.7
                                          ======                  =====                  =====
                                  --------------   --------------------      -----------------

2. Methodology

      a.    General

            Calculation of the number of shares of Discount Investments which should be issued to IDB Development in consideration for the shares of PEC held by it, was done in two stages:

            o Calculation of the ratio of the net assets value of Discount Investments to the net assets value of PEC;

            o Calculation of the number of shares which should be issued to IDB Development, based on the aforementioned ratio.

            The following are the main considerations which guided us in choosing the methodology for the first stage of the work, and details of the method of calculation of the number of shares that will be issued, which is mainly a technical stage.

      b. Considerations when estimating the ratio of the net assets value of Discount Investments and the net assets value of PEC

            1) Relying on the Stock Exchange prices is not suitable in the present case

                  In theory, the natural starting point in valuing a suitable exchange ratio is the share price in various markets, in view of the fact that the shares of both companies are traded, and as some 80% of the investment portfolios of the companies are identical.

                  The problem is, that in the present case the ratio of the market value of the share capital cannot be used as a basis for the valuation for the following main reasons:

                  o A basic condition for using the prices of shares in trading as an expression of economic value, is the level of their trading. In the present case, significant differences exist in the level of trading of the shares. From the beginning of 1998, the average daily turnover of Discount Investments' shares on the Stock Exchange exceeded one million dollar, while the average daily turnover of PEC's shares on the NYSE totaled about 0.2-0.3 million dollars only. An additional expression in differences in the marketability of shares is the high fluctuation in the development of the value ratio of the companies according to the price of their shares in the Stock Exchange.

                        Comparison of the level of marketability of the shares of Discount Investments and PEC and a graph of the development of the proportional ratio according to the prices of the shares on the stock exchange are attached as Appendix No. 2. We should state that the exchange ratio determined in the evaluation is significantly different to the exchange ratio according to share prices on the stock exchange.

            o As Discount Investments is traded on the Tel Aviv Stock Exchange while PEC is traded in the U.S., there are different aspects which affect the value of the shares in the market which are not relevant to the valuation of the exchange ratio as they will not affect the merged company after the transaction.

                  The principal additional aspects are:

                  o The effects of differential economic developments in the economies of the U.S. and Israel on the behavior of the capital markets.

                  o PEC is a company most of whose assets are located in Israel, and therefore American investors who cost the shares are liable to take the country risk into account including the currency risk as an additional risk which is likely to reduce the value as compared to the relationship of Israeli investors who are the main investors in Discount Investments;

                  o As we were told, PEC is exposed to limitations of the investment possibilities of foreign investment companies under American law. The merged company will not be exposed to these limitations after the transaction.

                  o Possible differences in the costs of the transaction between the stock exchange (such as the spread of the purchase and sale, commissions, the effective cost is different with the limitations of timing transactions which result from differences in marketability and liquidity between those shares).

            o Additional factors which are liable to affect share prices on the stock exchange which do not necessarily affect the exchange ratio are:

                  o Different levels of control of the controlling shareholders in the companies and the different level of protection given by the American law and the Israeli law to minorities in the Company. This factor too, should not affect the exchange ratio, as after the transaction Discount Investments will remain the only traded company.

                  o The different level of management costs which are affected among other things by the arrangement for giving services between the companies, and the differences of the cost of keeping staff in Israel and in the U.S. As a result of the transaction, the two investment portfolios will be merged and will be managed jointly under one management, so there is no place to consider the differences in management costs under the previous management set-up when determining the exchange ratio.

                  o A minority investor in PEC is passive and lacks any access to the basic assets of the Company, while in the merger procedure basic assets are examined in substance due to the nature of this transaction

            2) Calculation of the exchange ratio on the basis of an evaluation of the net assets values of the companies

                  As in our opinion one cannot rely on the exchange ratios of the companies based on their share price on the stock exchange, the exchange ratio has been determined based on the net assets value of the companies calculated as follows:

                  o We estimated the value of every investment in the investment portfolios of Discount Investments and PEC. The methodology of the evaluation of every investment was chosen on an item by item basis. Based on the following principal considerations:

                        o In those companies where there is a market price the ability to rely on the market price was checked in view of the level of trading of marketability of the share and checking the companies value according to operative and financial data;

                        o     Adjusting the method in view of the
                              characteristics of the operations and in view of checking the operative and financial data of the Company in the background of the business environment.

                        o Sensitivity of the exchange ratio to the value of the Company. In the case where a change in the value of the company being valued is likely to cause a significant change in the exchange ratio determined, the value of the investment was checked by using additional/other methods on the market price also with regard to marketable investments.

                        o In those cases where a range of values was calculated for the company, an average was taken into account for the purpose of calculating the exchange ratio.

                        o As we mentioned, in view of your instructions and the legal limitations, we did not carry out a valuation of Cellcom Ltd., which is included in the investment portfolio of both companies. The value of the investment in Cellcom was included using a valuation based on general indications of its value, as detailed below. As we stated, a variance of +/-25% in the economic value of Cellcom causes a variance of +/-0.8% in the number of shares of Discount Investments to be issued to IDB Development. As in our opinion, the indications calculated by us and the field of variance checked reflect a reasonable field for the economic value of Cellcom, and as this variance is not a significant variance in the results of the exchange ratio valuation, in our opinion this limitation does not harm the reasonability and validity of the valuation of the exchange ratio.

                  Details of the methodology and the evaluation of companies whose value has significant effect on the exchange ratio is included in chapter 3 below.

                        o Based on the value of every investment we calculated the tax effect which will apply on capital gains from its realization, taking into account the data we received from Discount Investments and PEC regarding the tax base of the investments; the tax status as given us by the managements of Discount Investments and PEC, taking into account the tax laws of Israel and the U.S., and the exchanges expected in the tax laws in Israel which are in advanced stages of legislation, and taking into account the estimated effects of delaying the realization of the effective tax liability.

                        o In order to receive the net assets value of every company, we added to the value of the investment portfolio (after an estimate of the tax effects) additional assets (mainly financial assets) owned by the companies and we deducted their financial liabilities based on the balance sheet of June 30, 1998.

      c.    Tax Aspects

            1)    General

                  The economic value of the companies included in the investment portfolio of Discount Investments and/or PEC expresses, among other things, the tax liability on their taxable revenues in the future, including capital gains and land betterment tax, whichever relevant.

                  Therefore, this value relates to a direct investment in the shares of these companies, whose cost is used as the basis for calculating capital gains in the future. In the case before us, as this relates to the value of an investment portfolio owned by holding companies, the tax basis of the investment is liable to be different from their economic value, and therefore Discount Investments and PEC are likely to be liable for capital gains tax in the event that they realize the holdings in their companies valued.

                  The effective tax liability is conditional, among other things, on the following factors:

                  o Profit for tax purposes which is determined by the difference between the economic value of the investment and their cost, taking into account the specific provision determined in the tax laws regarding the method of adjusting the investment, deductions and setoffs allowed, etc.

                  o     Statutory tax rate

                  o Timing of the realization. The later the realization, the lower the present value of the tax liability.

                  o The ability to setoff losses and transferable deductions from taxable profits

                  o     The existence of profits suitable for distribution.

                  o The ability to initiate the distribution of dividends prior to the realization of the holdings in the companies

                  There are significant differences between Discount Investments and PEC with regard to the tax status of the various investments, and therefore a different relationship is required to calculate the tax provision when realizating the investment, as detailed below.

            2) A description of the main differences in the tax status of Discount Investments and PEC

                  The following is a summarized description of the tax status of Discount Investments and PEC. The following description is meant only to give an understanding in handling the tax aspects when valuing the exchange ratio, and is not a full and detailed description of the tax status of the companies and their investments in the various companies.

                  Discount Investments is a company resident in Israel and assessed under Israeli tax laws.

                  The tax liability from realizing investments in Israel is subject to the tax status of the investments:

                  o Realization of holdings in private companies (such as Cellcom, Tevel, Albar, etc.) is taxed according to the provisions of section E of the Income Tax Ordinance (hereinafter: "The Ordinance"), according to which the Company is liable to tax at a rate of 10% on inflationary profits accumulated up to December 31, 1993 and on its share in the amount of profits suitable for distribution ("the additional inflationary amount") of the company sold as defined in the Ordinance. The inflationary profits accumulated between December 31, 1993 and the date of realization are tax exempt. Capital gains exceeding the inflationary amounts as mentioned, is liable to tax at a rate of 36%.

                  o The realization of holdings in companies whose shares are traded on the stock exchange is taxed as follows:

                        o Companies in which the Income Tax Law (Adjustments for Inflation) (hereinafter: "The Adjustments Law") does not apply to them(1) are tax exempt on gains from securities, similar to the tax status of an individual. According to the proposed law, which is in advanced stages of legislation, companies which are not directly owned by private shareholders will not be able to choose this tax status in the future, and therefore the Adjustments Law will apply to them.

                        o Companies to whom Adjustments Law applies, are liable to a tax at a rate of 36% of the real profit from the realization of the marketable securities according to two main tracks:

                              o Profit from the realization of "controlling shares" as defined in the Adjustments Law (such as profits from the realization of the shares of Properties and Buildings, Klil), are tax exempt, excluding accumulated profits during the year of sale (the basis for the tax debit is the price of the share on the stock exchange at the end of the year prior to the year of the sale). According to the proposed law, which is in advanced stages of legislation, the status of controlling shares will be canceled retroactive from 1.1.99, and the same law will apply to them as applies to other marketable shares.

                              o Real profit from the realization of other marketable shares is liable to tax at a rate of 36%.

----------
(1) Companies without "revenues from business", which did not claim finance expenses for tax purposes, and which chose this tax status.

            There are provisions in other laws according to which Discount Investments is likely to reduce its tax liability, such as the exemption of profits from the realization of marketable shares of an "industrial company" pursuant to the provisions of the Law for the Encouragement of Industry (Taxes).

            Revenues from dividends received from affiliated companies are exempt in principle from tax. Dividend from profits of "an approved enterprise" as defined in the Law for the Encouragement of Capital Investments, is liable to tax at a reduced rate, unless the dividend was concatenated by the recipient company. The rate of tax is subject to the benefits track chosen by the company which owns the approved enterprise and the structure of its ownership.

            In view of the tax status as described above, the provision for tax on the profit included in the difference between the valuation of the investment and the adjusted costs, has been calculated for tax purposes on June 30, 1998 as follows:

            o The effective tax rate of 25% has been taken into account as compared with the statuary tax rate of 36%. This, in order to express the present value of the future tax liability and the possibility to reduce effective tax by the distribution of dividends.

            o In holdings and investments companies (Properties and Buildings, Elron, R.D.C.) for which the tax liability was taken into account for the realization of the investments in the context of the valuation of the investee companies, an additional provision of 7.5% was taken into account in order to express the additional potential tax liability in the event of realizing the shares of the holding and investment company.

            o In those cases where the economic value of the investment in marketable shares with the status of "controlling shares" or the status of tax exemption, exceeds their market value, the provisions for taxes was calculated at the above rates on the surplus of the economic value over the market value, in view of the changes expected in the tax laws in Israel.

            PEC is an American company which is assessed according to American laws and is liable to Federal tax at a rate of 35% on all its taxable income, including capital gains and dividends from investments in Israeli resident companies which comprise most of the investment portfolio of PEC. In general PEC is not liable to local tax (government tax and municipal taxes) on its revenues from investments in Israel. The tax base for calculating capital gains is the nominal dollar cost of the investment.

            In those cases where, according to Israeli law and the provisions of the Israeli-U.S. Treaty for the Prevention of Double Taxation, PEC is liable to capital gains in Israel, and can use the tax paid as a deduction against its tax liability in the U.S. In practical terms, usually the tax liability in the U.S. is greater than the tax paid in Israel, mainly due to the tax basis for taxation purposes in the U.S. (calculation of costs in terms of nominal dollars) is lower than the tax basis in Israel (a cost adjusted to the consumer price index in Israel).

            The tax laws in the U.S. permit a choice, under certain conditions and limitations, between a deduction of the tax paid by PEC abroad against the tax liability in the U.S., and receiving a credit for the tax paid abroad by PEC or the tax paid by companies held by it, before the payment of the dividend to PEC. The choice between the two alternatives is with regard to all the taxes paid abroad during the tax year. A choice of receiving the credit is liable to reduce, to some extent, the tax liability on dividends, as compared with the statuary tax rate of 35%.

            In view of the tax status, as described above, PEC's ability to reduce the effective tax liability is reduced considerably as compared with Discount Investments. Therefore, we calculated the tax provision on the income included in the difference between the valuation of the investment and the dollar cost for tax purposes as at June 30, 1998 as follows:

            o An effective tax rate of 33% was taken into account, as compared with the statuary tax rate in the U.S. of 35%;

            o An additional provision for the possibility to realize holdings in holdings and investment companies (Properties and Buildings, Elron, R.D.C.) was calculated using a tax rate of 15%.

            It should be mentioned that after the exchange transaction and the purchase of the public shares in PEC, a reorganization is planned according to which all the holdings in PEC and Discount Investments in listed affiliated companies will be concentrated in the context of a joint holding company. This reorganization is likely to enable the reduction of the tax liability of the Group in the U.S. for its listed investments under certain conditions and limitations. The possible effect of this reorganization in the reduction of PEC's tax liability has not been taken into account in the framework of the valuation, mainly for the following reasons:

            o The implementation of the reorganization is subject to arrangements and agreements with the tax authorities in Israel and the U.S., whose character and details have not yet been finalized or approved, and therefore they are uncertain.

            o Receiving tax benefits is subject to the joint holding company not selling the holdings in the shares of the companies transferred to it for a period of 5 years from the date of the transfer. The sale of the holdings during this period will cancel the tax benefits with regard to the holdings sold.

            o Details of the reorganization, including the identity of the holdings which will be concentrated in a joint company have not yet been decided, and therefore there is uncertainty regarding the identity of the investments which will be entitled to the conditional tax benefits.

            o Finally, even after the planned reorganization, PEC will be fully taxed on realization of shares in the joint holding company, or the receipt of dividends from it.

      d. Calculation of the number of shares of Discount Investments which should be issued to IDB Development based on the ratio of the net assets value

            The calculation of the number of shares of Discount Investments to be issued to IDB Development is based on the ratio of the net assets value of Discount Investments and the net assets value of PEC as detailed above, on the rate of holdings of IDB Development in both companies prior to the transaction and on the number of shares of Discount Investments immediately prior to the transaction.

            If we define the net assets value of Discount Investments with V(d) and the net assets value of PEC with V(p) we can express the value of Discount Investments after the transaction using the following formula:

            V(d) +  81.35% x V(p)

            As the net assets value of the investments of IDB Development in the two companies should not change due to the exchange, if we define the rate of holdings of IDB Development in Discount Investments after the transaction as S, then the following equation must be correct:

            81.35% x V(p) + 54.29% x V(d) = S(x)(V(d) + 81.35% V(p))

            We will define the ratio of the net assets value of Discount Investments to the ratio of the net assets value of PEC by P (P=V(d)/V(p)) By dividing the above equation by V(d) and simplifying the equation we will get:

            S=(54.29% x P + 81.35%) / (P + 81.35%)

            From a technical point of view if we define the number of shares of Discount Investments before the transaction by N, and the number of shares issued to IDB Development by S(n) the rate of holdings calculated (S) we will also get the following equation:

             Total number of shares held by IDB Development
              in Discounts Investments after the transaction   S(n) + 54.29% x N
        S = ------------------------------------------------ = -----------------
              Total number of shares of Discount Investments       (N + S(n))
                          after the transaction

            By solving the latter two equations we get:

            S(n)        =           N           x           (81.35%/          p)

3. Details of the valuation of the certain companies held by Discount Investments and/or PEC whose value significantly affects the exchange ratio valuation

      a.    Property and Building Corporation

            The Property and Building Corporation Ltd. (hereinafter: "The Company" or "Property and Building") is very important in determining the exchange ratio, as the rate of holdings of the companies is significantly different: PEC 41.07 % and Discount Investments 14.89%, and in view of the significant economic value in the investments portfolios of both companies.

            1)    General

                  Property and Building is among the largest real estate companies in Israel. During the years 1996-1997 and the period 1-6/98 consolidated revenues turnover reached some NIS 389.8, NIS 444.4 and NIS 231.3 million respectively. Net earnings for those periods totaled about NIS 63.2, NIS 69.1 and about NIS 43.5 million respectively. As of June 30, 1998 the shareholders equity of the Company is some NIS 951.3 million and its shares are traded on the Tel Aviv Stock Exchange (hereinafter "The Stock Exchange") with a value of some NIS 1,293 million.(1)

                  Most of the Company's advantages is in the land reserves in excellent locations which it has held for long periods.

                  The Property and Building Group includes its subsidiary companies, the main ones of which are Bayside Land Ltd. (64.7%, hereinafter - "Bayside") and Hadarim Properties Ltd. (90%, hereinafter - "Hadarim Properties") whose shares are traded on the Stock Exchange. The Group is engaged in the real estate market with all its varied activities and concentrates mainly in three main fields of operations:

                  a) Construction for residential and commercial purposes - companies wholly owned by Hadar Properties Ltd. operate in this field: Gad Buildings Ltd. (hereinafter "Gad") and Naveh Building and Development Ltd. (hereinafter:
                        "Naveh"), which on June 30, 1998 were in the stage of constructing about 240 residential units at 4 different sites. The company also owns about 23.1% of K.B.A Ltd. (hereinafter: "K.B.A.") which is engaged in constructing projects for residential and commercial purposes in Ashdod, and owns some 1,660 dunam net, in this area (which are about 2.605 dunam gross). Additional companies active in this field are Bayside Area Co. which erects residential projects in Kiryat Motzkin and Ramat Gan (together with Naveh) and the Company itself which has a project in Petach Tikva (the "Mother of Settlements") with 712 residential units of which about 66 residential units are designated for rental.
----------
(1) Data of the market value of the Company and the other companies in the Group traded on the Stock Exchange as detailed below, relate to the average market value during the period 9.4.98 - 8.10.98. This data is given as background only and was not used in the valuation.

                        Of the 646 remaining residential units, about 408 have not yet been constructed, about 126 residential units were completed of which 116 have been sold and about 112 are being erected as of June 30, 1998.

                  b) Income producing assets - This activity is centralized mainly in the Bayside corporation and its affiliated companies, which own some 400,000 sq. meters of industrial and commercial buildings for rental, in which average occupation as at 6.30.98 was about 91%. Bayside holds some 35.23% of Ispro Israel Company for Renting Buildings Ltd. (hereinafter: "Ispro") which owns about 9,356 sq. meters of buildings for rental. Ispro's shares are traded on the Stock Exchange.

                        In addition, the company and its wholly owned subsidiaries have buildings for rental with a total area of about 37,537 sq. meters, which are rented with full occupancy, apart from 6,272 sq. meters in a building in the area of the Ramat Gan Diamond Exchange ("Harel House") in the final stages of building, of which about 50% have been rented. In the whole Group some 100,000 additional sq. meters of revenue producing areas are being constructed, mainly by the Bayside Company.

                        The rate of occupancy in income producing assets of the Group during the years 1996-1997 varies between 91-.95% on average. The average occupancy on 6.30.98 was about 91%, and expresses a drop in occupancy as compared with the past, both due to market conditions and due to the increase of revenue producing areas owned by the Group.

                  c) The Citrus Branch - The Company is engaged in this field through Hadarim Properties which holds about 34.9% of the shares of Mehadrin Ltd. (hereinafter: "Mehadrin"), whose shares are traded on the Stock Exchange. Mehadrin has complete control of Pri-Or Ltd. and together they are the largest exporter of citrus fruit in Israel. Mahadrin is the owner of many orange groves in a strip stretching from Gedera to Hadera, with a total area of about 15,394 dunam, and it is operating to develop the agricultural real estate it leases in those sites where a change in the use of the land is being planned.

                  Moreover, the Company and its wholly owned subsidiary are engaged in various fields of operations: Aklim 2000 (for ecology), (hereinafter: "Aklim") is engaged in installing air-conditioning systems and Hon Investment and Trust Co. Ltd. (hereinafter: "Hon") which provides management and maintenance services for real estate.

                  The main companies in the Group are public companies or companies partially owned where the operational structure and cash flows are separated from one another. Therefore, an analysis of the Group and a valuation was done separately and the reference is to individual financial statements of each company. (This with the exception of Bayside, Naveh, Mehadrin and Ispro) whose subsidiary companies are wholly owned or they are included on the basis of proportional consolidations, so that the assets in the consolidated statements reflect the Company's share.

                  The economic valuation of the real estate assets is based on the opinion of an assesor Alfred Irani, dated October 15, 1998 who agreed to mention and include it in our Opinion and it is attached hereto as Appendix No. 3. See the reference in the Opinion on item 5b on page 24 below.

                  The following is the structure of the Company's holdings on 6.30.98:

  PROPERTIES AND BUILDING - HOLDINGS CHART - AS AT JUNE 30, 1998 (NIS million)

                          [ORGANIZATIONAL CHART OMITTED]

2)    Property and Building "Solo" a wholly owned (100%) companies

      The Company has buildings for rent with a total area of some 40,000 sq. meters which on 6.30.98 were completely occupied. Moreover, the Company has office floors in the Hard Building in Ramat Gan in the final stages of completion with an area of 6,272 sq. meters of which about 50% have been rented.

      The balance sheet value of these assets is about NIS 131,487 thousand as compared with an economic value of some NIS 321,376 thousand. In addition the Company has building projects for residential purposes in Petach Tikva ("Mother of Settlements"), which as on 6.30.98 included inventory of real estate for construction of 408 residential units on which building had not yet started. About 112 residential units are under construction and about 10 residential units are completed and in inventory. The balance sheet value of these assets, less advances from purchasers of apartments, totals some NIS 10,910 thousand and the economic value is estimated at some NIS 94,080 thousand.

      Moreover, the Company has vacant land in Tirat Hacarmel with an area of some 80.6 dunam. The balance sheet value is about NIS 686 thousand as compared with an economic value estimated at about NIS 12,468 thousand.

3)    The Affiliated Companies

      a)    Bayside

            The Bayside Company is one of the largest and oldest real estate companies in Israel. The Company is engaged in initiating, planning, constructing, renting and managing industrial and storage areas, Hi-Tech industrial parks, office buildings and commercial centers, and initiating, constructing and marketing prestigious residential quarters.

            On 6.30.98 shareholders equity totaled some NIS 663.4 million and its shares are traded on the stock exchange at an average market value of about NIS 831 million. In 1997 and during the period 1-6/98 its revenues turnover totaled about NIS 241.9 million and 91.7 million, respectively. Net income for those periods totaled about NIS 61.9 million and about NIS 32.9 million, respectively.

The following is a summary of data regarding the Bayside's assets as at 6.30.98:

                                                                            Average      % occu-
                            Depreciated                                   monthly rent   pation
                              Balance      Economic    Rent              per leased sq.   as at
                             at 6.30.98     value     1-6/98      Area       meter       6.30.98
                             ----------     -----     ------      ----       -----       -------
                                                                   sq.
                                         NIS thousand            meters       (NIS)
                              -------------------------------    -------      ----
Income producing
assets                        456,332      788,607     45,449    309,727      26.9        91%(2)
Land and income producing
assets under construction(1)  239,712      305,901    420,694
Other fixed assets              1,133        1,133         --         --
                              -------    ---------    -------    -------
Total fixed assets            697,177    1,095,641     45,449    730,421
                              =======    =========    =======    =======

            The main income producing assets include the Bayside Center in Herzliya with a total area of about 26,500 sq. meters which is leased for commerce and hi-tech (mainly up to the year 2002). An additional site in Herzliya with an area of about 22,300 sq. meters, which is mainly leased to Scitex Ltd. (up to the year
            2003), industrial and commercial buildings in the Haifa Bay area with an area of 54,533 sq. meters (rented usually for periods of between 3-5 years) and industrial areas in Yavneh and Caesaria with a total area of some 77,418 sq. meters of which 34,000 sq. meters are rented until the year 2006 and the balance rented for an average period of 3-5 years.

            The income producing assets under construction including mainly a second and third building in the Bayside Center in Herzliya with a total area of about 40,500 sq. meters and an office building in the South Kirya Tel Aviv with a total area of about 35,000 sq. meters (Bayside and Hadarim assets each have 24.5% of the building).

            Bayside owns real estate whose balance sheet value on 6.30.98 totaled about NIS 62,317 thousand and whose economic value is estimated at some NIS 191,600 thousand. Moreover, on 6.30.98 Bayside had 2 residential projects under construction. One in Kiryat Motzkin in which abut 1,224 residential units are planned and the second project "Merom Naveh" in Ramat Gan in cooperation with the Naveh Company in which 919 residential units are planned. The total investment as at 6.30.98 in inventory of work in process, including inventory of apartments which have not yet been sold, totaled some NIS 163,372 thousand. The economic value of these projects and the inventory of apartments is estimated at some NIS 214,134 thousand.

      b)    Hadarim Properties

            Hadarim Properties are engaged, on it own or through affiliated companies, mainly in the following fields:

      o Construction for residential purposes - In this field the Company operates through the wholly owned consolidated companies Gad and Naveh. The main building sites are: Ramat Gan ("Merom Naveh"), Herzelyia ("Naveh Amirim"),

----------
(1) Liabilities for work under construction relating to combination transaction totaling NIS 54,945 thousand was set-off from the depreciated balance of the economic value.

(2)   Average rate of occupation over the years 1994-1997 range between 97-99%.

            Tel Aviv ("Ramot Naveh"), Givat Shmuel ("Givat Naveh") and Jerusalem ("Givat Mesuah").

      o Nechasim Menivim - The Company is engaged in the initiation, development, planning and construction, renting and management of industrial, office and commercial buildings. These operations are concentrated mainly in Ispro in which it holds some 35.23% and through the hi-tech industrial center ("HTIC") in which it holds some 25% (Bayside has an identical holding in these companies). Ispro and HTIC have rented areas in an aggregate area of some 118,000 sq. meters.

      o Hadarim - Hadarim Properties hold 334 dunam of orchards owned by it and leased by it in Nes Ziona, Beit Degan and Kadima. Moreover, through its holding of 34.96% in the Mehadrin Pri-Or Group it operates a range of activities in the citrus branch: planting, working, packaging and marketing to the local market and exports.

            In addition to these activities, Mehadrin has extensive areas of orchards in areas between Gedara and Hadera in a total area of about 15,394 dunam, (most of which are leased from the Israel Lands Administration). Mehadrin is active in developing the real estate in which it plans a change of approved usage from agricultural real estate to building.

            Shareholders equity of Hadarim Properties on 6.30.98 totaled about NIS 439.2 million(1) and its shares are traded on the stock exchange with a value of about NIS 485 million. Its turnover in the "Solo" account in 1997 and for the period 1-6/98 totaled some NIS 12,350 and NIS 18,210 thousand, respectively. Net earnings for those periods totaled about NIS 6,637 and NIS 15,786 thousand, respectively. The considerable increase in earnings during the period 1-6/98 results from recognizing revenues from the sale of 47 residential units in the project of the Naveh Company in the Lamed Area of Tel Aviv ("Ramot Naveh") in the first half of 1998.

----------
(1)   Including receipts on account of options totaling  NIS 10,191 thousand.

     The following is a summary of data regarding income producing assets, real estate and inventory of work in process, net
       according to the companies held by Hadarim Properties as at 6.30.98
                                (in NIS thousand)

------------------------------------------------------------------------------------------
Type of asset                        Income producing assets
------------- ----------------------------------------------------------------------------
                                                                      NIS per
                                                                     Sq. meter   Occupancy
                 Balance                   Economic        Rent      Rented per     rate
              sheet value   sq. meters       value        1-6/98        month      6.30.98
              -----------   ----------       -----        ------        -----      -------
Hadarim
Properties
(Solo)              3,674        2,400       13,055          436         30.2          100%
Naveh                  --           --           --           --           --           --
Gad                 5,761        7,035       31,848        1,170         35.1           79%
                    -----        -----       ------        -----         ----
Total               9,435        9,435       44,903        1,606         33.6
                    =====        =====       ======        =====         ====
------------------------------------------------------------------------------------------

                                   (Continued)

------------------------------------------------------------------------------------------------------------------
                                                        Inventory of work in progress
                                                        less advances from customers
 Type of          Income producing assets under         (construction for building for
  asset                     construction                      residential purposes)               Real Estate
-----------     ---------------------------------     ----------------------------------      --------------------
                Balance                               Balance                                 Balance
                 sheet          Sq.      Economic      sheet        No. of      Economic       sheet      Economic
                 value         meter       value       value         units        value        value        value
                 -----         -----       -----       -----         -----        -----        -----        -----
Hadarim
Properties
(Solo)           59,339       12,810       67,840           --           --           --       12,042       91,675
Naveh                --           --           --       32,519          238       80,164      212,345      255,553
Gad              25,112        4,050       34,103        3,058           22       11,280      210,559      233,364
                 ------       ------      -------      -------      -------       ------      -------      -------
Total            84,451       16,860      101,943       35,577          260       91,444      434,946      580,592
                 ======       ======      =======      =======      =======       ======      =======      =======
------------------------------------------------------------------------------------------------------------------

      c)    Ispro

            Ispro is engaged on its own and through subsidiaries in initiating, planning, constructing, renting industrial commercial and storage buildings and the production of industrialized elements for the construction industry through the Trom-raz Plant in Beersheva.

            Ispro's shareholders' equity as at 6.30.98 totaled some NIS 126.7 million, and its shares are traded on the stock exchange with a value of some NIS 127 million. We should state that the marketability of the shares is very low (the average daily trading volume during the period 1-6/98 and 1997 was about 8.8 and about NIS
            37.9 thousand respectively), and therefore its market value cannot be used as a reliable indication of its economic value.

            In 1997 and during the period 1-6/98 turnover totaled about NIS 22,299 and about NIS 12,046 thousand, respectively. Net earnings for those periods totaled about NIS 5,607 and NIS 2,992 thousand, respectively.

            On 6.30.98 Ispro owned about 90,356 sq. meters of revenue producing assets, at an occupancy rate of some 88% at that date. Average occupancy rate over recent years ranged between 88 - 90%. Revenues from rentals for the period 1-6/98 totaled some NIS 8,581 thousand which is an average of about NIS 18 per leased sq. meter per month.

            Ispro has a leading project in Netanya with an area of about 12,870 sq. meters rented at an occupancy rate of about 95%. In addition it has about 8,000 additional sq. meters in various stages of construction. Moreover, it has an income producing asset in Beersheva with a total area of about 46,400 sq. meters rented with an occupancy rate of about 86%.

            Ispro together with Gad Ltd. received a license for the construction of two commercial stories with an area of about 2,800 sq. meters above a parking garage and above them about 60 residential units in Givat Shaul Jerusalem.

        The following is a summary of the data of income producing assets leased and under construction (NIS thousand)

                                                               Income Producing
                  Income Producing Assets (including the          Assets under
                           Company's offices                      construction                 Total
              ----------------------------------------------  --------------------     ---------------------
                                                     NIS
                                                    per sq.
Balance                                              meter    Balance                   Balance
 sheet         Sq.       Economic        Rent     leased per   sheet       Economic      sheet      Economic
 value        meters       value        1-6/98       month     value         value       value        value
 -----        ------       -----        ------       -----     -----         -----       -----        -----
103,219       90,356      166,665        8,581        17.9     32,882       76,091      163,101      242,755

            We should state that in the prefabricated building sector there is a significant drop in sales and gross profits, resulting from the weakness of the market in the construction industry. The following is a summary of data of prefabricated building operations. (NIS thousand).

                                  1-6/98         1997         1996         1995
                                  ------         ----         ----         ----
Sales                              3,465        5,251        8,782       15,101
Cost of sales                     (3,377)      (5,581)      (7,811)     (13,231)
                                 -------      -------      -------      -------
Gross profit, (loss)                  88         (330)        (971)       1,870
                                 -------      -------      -------      -------

            Due to the recession in the branch, no significant improvement is expected in this field of operations in the near future, and therefore these operations do not significantly affect the estimated value of this valuation. In view of this Ispro is focusing today in the field of incoming producing assets.

      d)    Mehadrin

            The Company was incorporated in 1951 by a group of citrus growers with government encouragement with a view to rehabilitate and develop the citrus industry in Israel.

            Today its business operations are focused mainly on operations in the citrus fruit branch, the promotion of projects in agricultural fields, supplying storage services and land for fruit, and developing agricultural land it leases, in which a change in permitted use is being planned. In addition the Company has income producing assets rented: The "Hadarim" shopping mall in Netanya. offices and shops in Tel

            Aviv and areas in Even Yehuda and Gan Haim. Operations and profitability in the citrus industry is cyclical and affected by the significant risks to which the branch is exposed.

            Mehadrin's shareholders' equity totaled about NIS 259.5 million on 6.30.98, and its shares are quoted on the stock exchange with a value of about NIS 441 million. On 6.30.98 Mehadrin and its 100% owned subsidiary - Pri-Or - have orchards with a total area of about 15,394 dunam (most of which are leased from the Israel Land Administration), as follows:

                                                     Economic     Average Price
     Site                           Dunam              Value          Per Dunam
---------------                    -------           --------    --------------
                                                            (NIS thousand)
                                                      -------------------------
Zita                                 1,666             51,925              31.2
Pardasisa                            1,909             97,982              51.3
Hadassim                             1,110             89,548              80.7
Sarafand                             2,476             91,675              37.0
Ashkelon                             2,779             48,954              17.6
Others                               5,454            185,661              34.1
                                   -------            -------              ----
Total owned
by Mehadrin                         15,394            565,745              36.7
Real estate
requisitioned(1)                     1,036             29,336              28.2
                                   -------            -------              ----
Total                               16,430            595,081              36.2
                                   =======            =======              ====

            The main asset owned by Mehadrin is the above orchards, which are valued by an assessor. In addition he assessed the value of income producing assets and packing plants. The cold storage equipment and the packing plant equipment is estimated at their balance sheet value. In our opinion the asset value of the active real estate in the field of orchards (including the packing houses) and the equipment owned by Mehadrin is higher than the value of these assets in the existing operations, and result from cash flows expected from the operation of orchards and the installations connected with these operations. Therefore, the economic value was determined according to the asset value.

            The following is a table summarizing the data of income producing assets (including cold storage installations), packing plants and orchards owned by Mehadrin (NIS thousand):

Income Producing Assets (including cold storage equipment)

                                                                 Packing Plants                     Orchards
                                                                 --------------                     --------
                                                              --------------------      ---------------------------------
Balance        Sq.       Economic       Rent 1-       Total   Balance     Economic      Balance      Dunam       Economic
 sheet        meters       value         6/98        NIS per   sheet        value        sheet                     value
 value                                                 sq.     value                     value
                                                      meter
                                                     monthly
                                                      rent
105,500       34,320      124,171        9,908        48.1     36,065       60,139       72,548       16,430      595,081

      e) K.B.A.

----------
(1) Mehadrin submitted a claim to the District Court in Tel Aviv regarding orchards which were requisitioned with a total area of about 1,036 dunam, in which the Court was requested to declare that Mehadrin is entitled to full and fair compensation due to the requisition of the said land. In April 1998 with the agreement of Mehadrin and the State, an expert assessor was appointed by the Court in order to evaluate the value of the land requisitioned. His opinion will be submitted to the Court, which is entitled to rule at its discretion. The value included in the assessor's valuation and the evaluation was determined taking into account this procedure.

            K.B.A.. was established in 1957 as a private enterprise, with a view to plan and develop the city of Ashdod, in consideration for receiving rights and part of the areas of the city according to an agreement with the government which own half of the rights in K.B.A. during the years 1964-1985.

            Today, the shareholders of K.B.A. are: The Company (23.13%), The Israel Central Corporation for Trade and Investments (52.84%), a member of the Clal Group, Shikun Ovdim (24.02%). Shareholders' equity as at 6.30.98 totals some NIS 12.5 million.

            K.B.A. owns about 1,660 dunam net in Ashdod (equals about 2,605 gross dunam), of which about 970 dunam is undeveloped and their use has not yet been determined, and about 540 dunam which are designated for residential and commercial purposes, and 150 dunam earmarked for industry. Most of this land, has not yet been registered in the name of K.B.A., but is still registered in the State's name.

            The following is a summary of data of real estate owned by K.B.A. (including the Promenade project and the Company's offices) (NIS thousands):

          Balance Sheet     Economic      Area in dunams,  Average value per
              value           value            gross             dunam
              -----           -----            -----             -----
              6,934          509,016           2,605             195.4

            It should be emphasized that to the best of K.B.A's knowledge, the Regional Commission on Planning and Building Ashdod is discussing new plans according to which the undeveloped area owned by the Company of about 60 dunam net, (which is about 1,000 dunam gross) will be kept as an open area ("dunes"). The assessor's evaluation takes this into account.

            In December 1997 the Ben-Ami family sold 10.5% of the holdings in K.B.A. to A.A. Holdings Ltd., a member of the Clal Group. The price of the transaction reflected a company value of about 137.5 million dollars.

      4)    The positioning of the Company in the Construction and Real Estate
            Branch

            The Company is one of the largest real estate companies in Israel and the other three large competitors are: Azorim (which controls SHOP - Housing & Development for Israel Ltd.), Africa Israel and Housing and Construction Holdings, the controlling shareholder of Shikun Ovdim. The shares of most of the large real estate companies are quoted on the stock exchange apart from Shikun Ovdim and Ashdar (a member of the Ashtrom Group). This, mainly due to the capital intensive requirements of companies in the construction branch.

   The following are a number of indicators about the four largest companies in the branch:

                                                                     Housing &
                                  Property &                        Construction
  Data as at 6/30/98               Building   Azorim   Africa Israel  Holdings
--------------------------------   --------   ------   -------------  --------
Market value (NIS
million)                            1,362      1,007        940         1,200
Shareholders equity
(NIS million)                         951      1,238        994            21
Total balance sheet
(NIS million)                       2,100      3,721      3,206         2,127
Capital multipliers                  1.43       0.81       0.94            58
Multiplier of market
value of the assets(1)               0.95       0.62       0.80          0.87
--------------------------------------------------------------------------------
Data for 1997 (adjusted to 6/98)
Revenues from buildings
(NIS million)                         244        753        781           929
No. of residential units
sold                                  328      1,300        969           896
Revenues per residential
unit (NIS thousand)                 1,338        580        805         1,038
--------------------------------------------------------------------------------
Revenues from income
producing real estate
(NIS million)                         140         74         91            21
Area of income
producing real estate
(thousands of sq. meters)             460         92        135            --
Revenues per sq. meters
per month (5)                         6.9       18.2       15.3            --
--------------------------------------------------------------------------------
Other revenues                         60        339        236         2,662
                                      ---      -----      -----         -----
Total revenues
(NIS million)                         444      1,166      1,108         3,612
                                      ===      =====      =====         =====

            In a comparison between the companies we should state that the companies are differentiated in their focusing on different fields of real estate (initiating and building contractors, revenue producing assets, contracting for roads and infrastructure) and are engaged also in additional fields. In this way, for example, Housing and Construction Holdings is engaged also in the fields of electromechanical contracting, the manufacturing of raw materials for construction and paving and contracting abroad (although most of its operating profitability are provided from its activities in the real estate sectors). The above comparison is given as background only, and is not used for the purpose of the valuation of Properties and Building. Compared to the other companies (excluding Housing and Construction Holdings) the Company has land reserves in excellent locations held for a long time, which explains the difference in the multipliers of the market value of the assets.

            The real estate branch is affected by limitations of land reserves in Israel which are mainly owned by the State, from the capital intensitivity required of it, from the long periods of the procedures of planning and licensing, and from the consequences of political processes. Therefore, the government's policies

----------
(1) This multiplier is meant to cancel the distortion of the capital multiplier, which results from differences in leverage between companies. The multipliers are calculated as follows: Market value of the share capital plus the balance sheet value of balance sheet values net as at
      6.30.98 divided by the total balance sheet (less financial assets which were set-off from liabilities, as at 6.30.98).

            regarding the use of land reserves, the vulnerability of capital and its cost (the restraining policies of the Bank of Israel, the market situation, the initial capital, etc.) and the policy of investing in infrastructure, has considerable effects on industry.

            In the building for residential purposes sector the sharp slowdown which started in 1996 is apparent. The number of building starts in 1997 totaled about 50,850 residential units (a drop of 10% as compared with the previous year) and in the first quarter of 1998 about 10,060 residential units (a drop of about 21% as compared with the equivalent quarter in the previous year). Moreover, inventory of unsold apartments is increasing and in the third quarter of 1997 reached a record 9,727 residential units which comprise about 69.7% of the total apartments offered (private building in 24 largest cities).

            Also in the revenue producing real estate sector there is a slowdown since 1996 and in fact this year, for the first time in the 90's, a drop of some 5% in building starts in areas which are not for residential purposes, which totaled about 3.5 million sq. meters. This trend worsened in 1997 as a result of the drop of some 17% in building starts which totaled about 2.9 million sq. meters only. The following is a summarized description of the characteristics of the market in the field of income producing real estate:

            Industrial buildings - According to valuations the surplus supply in industrial buildings today is about 2 million sq. meters, and the total industrial buildings being built today is double the expected demand up to the end of the year 2000. Most of the supply is centered today in the southern part of the country and the number of sites in the center, such as Netanya, Gedara, Rosh Ha'ayin and Caesarea. We should state that in view of the low price levels today, there is a trend of purchasing buildings by end users.

            Offices - A similar trend, but more moderate, of over supply of office areas, where most of the supply is in the Tel Aviv area as a result of the construction of new buildings (the Levinson Towers, Platinum and the Azrieli Center) and in Ramat Gan in the area of the Diamond Exchange. On the other hand, the amendment to the Betterment Tax Law, which cancels the exemption of apartments not used for residential purposes, is liable to encourage the evacuation of offices in residential buildings and a gradual transition to office buildings. According to valuations today, the large supply in Tel Aviv and Ramat Gan is expected to continue and force prices downward, but at a more moderate rate.

            In view of the surplus supply in the real estate branches and the consequences of the recession in the economy, and when the crisis in this field will pass, the valuation relates to the asset value and the potential inherent in the existing assets of companies in the Group, and does not include the potential profitability from additional promoting activities in the future in which there is considerable uncertainty.

      5)    Evaluation

            a)    Summary of the valuation

                  In our opinion and in view of the data we received, the checks we carried out and based on the valuation of an assessor, the value of Properties and Buildings is estimated at some NIS 1,781 million as compared with shareholders' equity in the balance sheet as at 6.30.98 totaling about NIS 951.3 million.

                  The valuation of Property and Building is higher by 1.36 than the average value of the stock exchange over the period 9/4-8/10/98, which totaled some NIS 1,293 million.

                  The following is the composition of the estimated value of the companies.

                          Rate of
                        holdings in       Balance      Economic
                          capital       sheet value     value
                             %              (NIS thousand)
                        ----------      -----------------------
Property &
Building - Solo
and 100% owned                                                     See clause
subsidiaries(1)             100         111,487         307,365    2 above
Bayside                    64.7         430,693         702,842    See clause
                                                                   c)1 below

Hadarim                                                           See clause
Properties                 90.0         389,596         744,685    c)2 below
K.B.A                     23.13          19,577          82,870    See clause
                                                                   3)e above

Provision for tax
as a result of the
realization of
affiliated
companies                                               (56,406)

Total
shareholders'
equity                                 951,333        1,781,356
                                       =======        =========

----------
(1) Including the Herzliya Center A+B, Shadar, The Nachlat Beit Hashoeva assets, the new "Mother of Settlements" North, Gilat Building Corporation, the capital of the Investments and Trust Company, Aklim 2000, Property and Building (Finance 1996).

      b.    Methodology

            The value of Property and Building was based on the net assets value method, which is based on the aggregate market value of its assets, taking into account the tax effect and less the value of its liabilities. The following is a description of the main methodology applied in the valuation.

            As we stated, the market value of the real estate assets of the companies was based on an estimate prepared by the assessor Mr. Alfred Irani (hereinafter: "the Assessor"). This estimate is not an Assessor's Opinion pursuant to the provisions of the Land Assessor's Regulations as the Assessor performed only part of the obligatory procedures required for the purpose of a full Assessor's Opinion. The estimate was prepared based on the following main principles:

            The value of revenue producing assets was based on a discount coefficient of about 9.5% - 11.0%.

            The discount coefficient for each asset was determined mainly taking into account the location of the asset and the level of demand for assets of the type valued at that location and with a level of occupancy of the particular asset (the more attractive the location, the higher the demand and occupancy, so that the discount rate used was lower).

            A deduction of about 10-30% of the basic value of large sites was taken into account. The rate of deduction for each asset was determined mainly taking into account the area of the asset and taking into account factors which also affect the discount rate as detailed above;

            In building projects under construction for residential purposes, the Assessor valued the land only (including building rights), without the cost of construction accumulated up to June 30, 1998 and in view of this, for the purpose of a full valuation of the above projects, we added the value to the land, as mentioned, to the building costs accumulated to June 30, 1998, and the promoter's profit, which is estimated at some NIS 18 thousand (about 5 thousand dollars) per unit, before tax, which in our opinion is fitting for the assets valued, taking into account the fairly limited volume of building for residential purposes in the Group.

            From the economic value of the assets, we deducted an estimate of the expected tax liability in realizing them as follows:

            o Projects under construction for residential purposes (business inventory) - 36%;

            o Fixed assets - 28% (excluding K.B.A. where a tax at the rate of 20% was deducted as most of the assets have been held for a long period and are entitled to reduced tax rates).

            Over and above the tax liability on the realization of the assets, an additional provision for tax at the rate of 7.5% was taken into account on the addition to the value of the affiliated companies. This addition expresses the potential to increase the tax liability in the event that the shares of the affiliated company will be realized instead of the assets.

            The value of the companies which are engaged mainly in supplying services to companies in the Group or in other fields, whose contribution to profitability and to the balance sheet value is lower, has been taken at their balance sheet values.

            The value of options which Bayside issued was deducted from the value of the net assets in order to receive the value of the share capital. The value of the option warrants was estimated using the Black & Scholes model based on an expected range of variances for returns on shares of about 30-45% (based on the weekly variance of shares of real estate companies on the Stock Exchange during the quarter prior to the valuation, and based on the period of realization of the options), the rate of real interest without risk of about 6.5% (the accepted rate of interest for use in models at the time of evaluation), the exercise period and price per share embodied in the evaluation of the Company.

      c.    Details of Valuation of the Main Companies

            1)    Bayside (consolidated)

                                                 Balance       Economic
                                                sheet value      value          Remarks
                                                -----------      -----          -------
                                                     (NIS thousands)

Fixed assets                                       697,177      1,095,641   See clause 3(a) on page
Real Estate                                         62,317        191,600   See as above
                                                                            See above, advances totaling NIS
Residential projects under construction and                                 57,884 were deducted from the value of
inventory of apartments, net                       105,489        156,251   the projects
Investment in affiliated companies:
Ispro (35.23%)                                      41,243         71,870   See Clause 3(a) on page 18
Hi-Tech Industry Park (25%)                          5,013         17,796
                                                  --------       --------
Total investment in affiliated companies            46,256         89,666
Deferred expenses                                    4,972              -
Financial liabilities less
current assets                                    (240,896)      (240,896)  Balance sheet value
Deferred taxes/provision for tax                   (11,929)      (177,971)
Marketable option warrants                               -        (35,500)  Estimated using the B&S model
                                                  --------       --------
Shareholders equity                                663,386       1,078,79
                                                  ========       ========

                                                 Balance        Economic
                                                sheet value       value            Remarks
                                                -----------       -----            -------
Value of investments in Property &
Building
In shares                                          429,333       697,977
In marketable option warrants                        1,360         3,194
                                                  --------       --------
                                                   430,693       701,171

            2)    Hadarim Properties

Investment in affiliated companies                 334,889        652,381   See Note A below
Revenue producing assets under
construction                                        59,339         67,840   See Clause 3 (b) on page 18
Land                                                12,042         91,675   See above
Revenue producing assets                             3,674         13,055   See above
Fixed assets and others                              4,052          1,738
Current assets less financial liabilities           25,218         25,218   Balance sheet value
Provision for tax                                        -        (24,474)
                                                  --------       --------
Shareholders' equity                               439,214        827,433
                                                  ========       ========

Value of investment in Property & Building
In shares (90%)                                    389,596        744,685
                                                  ========       ========

             Note A - Details of investment in affiliated companies

                                  Investment according to balance sheet value
                                  -------------------------------------------
                                   In shares       In loans           Total
                                   ----------      ---------         -------
Naveh(100%)                           115,344          6,586         121,930
Gad (80)%                              45,091         27,059          72,150
Mehadrin (34.96%)                      85,734             --          85,734
Ispro (35.23%)                         39,699             --          39,699
Others                                 15,376             --          15,376
                                   ----------      ---------         -------
                                      301,244         33,645         334,889
                                   ==========      =========         =======

contd.

                                   Investment according to economic value
                                   --------------------------------------
                                   In shares       In loans           Total             Remarks
                                   ----------      ---------         -------   --------------------------
Naveh (100%)                          190,844          6,586         197,430   See Clause 3(b) on page 18
Gad (80)%                              94,865         27,059         121,924   See above
Mehadrin(34.96%)                      233,027             --         233,077   See Clause 3(d) on page 70
Ispro (35.23%)                         71,870             --          71,870   See Clause 3(c) on page 18
Others                                 28,130             --          28,130
                                   ----------      ---------         -------
                                      618,737         33,645         652,381
                                   ==========      =========         =======

B.    Supersol Ltd.

      The valuation of Supersol Ltd. is significant in determining the exchange ratio due to the value of the Company and due to the different rates of holdings of PEC (17.60%) and Discount Investments (22.32%).

      1.    Description of the Company

            Supersol started operations in 1958, and today operates 125 supermarkets of various types. At the beginning of 1997, the Company acquired 25 food stores from the Shekem chain (of which two stores were closed after the acquisition), in consideration for some NIS 264 million, and in this way it significantly increased its market share. The sales turnover of Supersol's food chains in 1997 totaled about NIS 4.4 billion and was about 41% of the food sales of the marketing chains in Israel and approximately 16% of all food sales in Israel.

            During the years 1997-1998, the Company ceased operations in a number of fields which had resulted in losses - an investment in the supermarket chain in Hungary, in the Super Office chain which sold office equipment in Israel, and in a partnership with Ace-Buy and Build which is engaged in the sale of "Do-It-Yourself" products. The Company today focuses on the supermarket and food business.

            90% of the Company's revenues during the last five years come from the sales in the supermarkets. In addition to the supermarkets business, the Company gave consulting services and supplied products to grocery stores, mini-markets etc. Moreover, it invests in shopping malls and commercial centers in those strategic locations in which it operates "anchor" stores. Revenues from leasing assets to third parties total some NIS 29 million in 1997 and some NIS 15 million during the first half of 1998.

            Similar to its main competitor, the Blue Square Company, the Company has a number of types of chains which are distinguished from each other by their locations which are suitable for each one, size, target population, the level of service, the range of products sold, and the rate of gross profit which is characteristic to each one.

            The following is a summary of data of the food activity of Supersol according to the types of chains:

                           Number of store                           Total area as
                      ---------------------------     Average size     at 3.30.98       Typical
Type of chain         9/98    12/31/97   12/31/96   of store (sq.mt)    (Sq. m.)        location
-------------         ----    --------   --------   ----------------    ---------       --------
Supersol(1)            42        42         42           1,100           47,600    Urban suburbs
Hyperkol(1)            32        31         26           2,000           57,150    Shopping malls,
                                                                                   Commercial centers
Hyper Neto(1)          34        32         11           1,940           75,200    Commercial centers in
                                                                                   small cities
Universe Club(2)        3         2          2           7,150           24,350    Industrial areas
Rachel's Blessing       5         5          3           2,200           11,900    Religious communities
Cosmos(1)               1         1         --           8,900            8,900    Industrial areas
"Hagal Hayarok"
(Green Wave(3))         8         9         10             980            7,700    In small cities
                      ---       ---         --           -----          -------
Total                 125       122         94           1,787          232,800
                      ===       ===         ==           =====          =======

            The Company intends to open about 30 new stores, with a total area of some 100,000 square meters from the second half of 1998 and until the end of the year 2000.

            To-date about 75% of the goods was distributed to the stores by the suppliers (and were even placed on the shelves by them). This method creates a logistical burden on the branches, which are likely to handle about 100 distribution trucks a day, and reduces the flexibility in moving inventory and managing it. In March 1998, the Company inaugurated a logistic center of 26,000 sq. m. in Rishon Le'Zion, which was set up at a cost of NIS 205 million. The Center is expected to gradually replace a considerable part of the direct distribution by suppliers to the branches, to reduce the number of supplier deliveries and to make managing the inventory more efficient. As a result of applying this method, the rate of gross profit should increase (due to suppliers discount in consideration for the saving of distribution costs from their point of view), and on the other hand, the costs of operating the logistic center and self distribution will increase marketing costs. Consequently, an improvement in the rate of operating profit is expected in the future. The Company expects that operating the logistic center will reduce the level of inventory. We should state that during the period of trial operations, the level of inventory in the Company increased as the level of inventory in the stores has not yet reduced concurrently with the accumulation of inventory in the logistic center. In the natural sequence of events, success in a strategic change as this, which involves very large investments and a change in the structure of the Company's operation, has considerable risk and is subject mainly to the quality of management, and the cooperation and an appropriate technological level of the suppliers.

----------
(1)   Full service.

(2)   Cheap chain based on customers club.

(3) Limited service (limited offer of products compared to the full service chains)

            As a complementary operation to its main operation, a subsidiary of the Company, Gidron, produces bakery products, prepared foods and salads, which are sold in the chain itself and to outsiders.

            The Company employs 7,660 employees as at June 30, 1998, as follows:

                 Type of Job                           No. of Employees
                 -----------                           ----------------
                 Supermarkets                               6,600
                 Administrative employees                     570
                 Gidron employees (bakery)                    350
                 Management and administration                140
                                                            -----
                                                            7,660
                                                            =====

            About 77% of the Company's employees and about 56% of wage expenses are at the level of minimum wage. In April 1998, the minimum wage was increased by 8.5%. The increase in minimum wage resulted in an increase of about 4.8% in labor costs from March and thereafter.

            Recently negotiations with the Worker's Committee concluded regarding the new labor contract, whose effect on wage expenses is not significant on the results of operations.

            The Company has real estate owned by it and leased as at June 30, 1998, apart from real estate for the supermarket business, whose value is estimated, according to the Assessor's opinion(1) at about NIS 335.0 million as compared with a depreciated cost of about NIS 381.5 million.

      2.    Description of the Business Environment

            The retail food branch in Israel is composed of food chains, mini-markets, grocery stores and open markets. The scope of operations in this branch in Israel is some NIS 47 billion including VAT. The leading chains in Israel are Supersol, Blue Square, Hypershuk, Co-Op Tzafon and Greenberg. The division of the market between the food chains and between the independent stores and markets generally reflect the standard of living: as the standard of living increases, so does the share of the chains, who offer a more conformable purchasing and a wider choice of products at their sales points. An improving level of mobility contributes also to this trend. According to estimates which the Company published (in Form F-20 for the year 1997), the marketing chains hold some 39% of total expenses on food.

----------
(1) The Opinion of the Assessor, Mr. Alfred Irani dated October 15, 1998 who agreed that we mention it in our Opinion. The opinion is not an assessor's evaluation according to the provisions of the Land Assessors Regulations, as the Assessor carried out only part of the procedures required for in order to issue a full assessor's opinion according to the said Regulations. As the value of these assets does not significantly affect the exchange ratio, the Assessor's opinion has not been attached.

            The following is summarized data regarding the consumption of food and the development of sales of the organized retail market in Israel.

                                              1991        1992        1993        1994        1995        1996        1997
                                              ----        ----        ----        ----        ----        ----        ----
                                                                         (in NIS of June 1998)
Consumption of food by households(2)
(in NIS millions)                           34,630      36,041      38,759      42,094      44,841      47,015      48,360
Rate of annual increase in %                   5.4         4.1         7.5         8.6         6.5         4.8          ??
Rate of increase of sales in organized
retail trading - food in %                     3.3         0.8         7.8        10.3        12.5        15.9         9.1
Expense on food consumption per
capita (NIS thousands)                        5.53        5.56        5.82        6.16        6.39        6.53        6.44
Rate of annual increase                       -0.7         0.5         4.7        5.84         3.7         2.2          ??

      Source: Bureau of Statistics, 1998.

            From an analysis of the retail trading operation in the food field in the 90's, it can be seen that over the years 1991-1992 the rate of increase of private consumption exceeded the rate of increase of the chains' operations, and therefore the share of the chains in the said market decreased. After a stabilization of market share of the chains in 1993, the rate of increase of the marketing chains exceeded the rate of increase of private expenditures by a considerable difference since 1994 and thereafter. This trend is affected by a number of principle factors. Firstly, the immigration from the former Soviet Union was characterized by a rapid absorption into the labor force and an increasing demand for consumption products, with a clear preference for shopping at the marketing chains which offer cheaper prices. Secondly, the rapid growth of the Israeli economy in the first half of the 90's resulted in an increase in the standard of living and an increase in private consumption. Moreover, the creation of formats of "Discount" stores lead to a penetration into an additional population sector - the medium-lower income group. An accompanying trend to the above changes, is a continued change in the consumers' preference and patterns of their behavior over the last five years, according to which the Israeli consumer prefers comfort, quality and saving.

            The high rate of growth of food market chains and the increase in their share of food sales, are affected, among other things, by a strategy of segmentation- strategy to cover a market where the chain addresses a number of market sectors, through an adjusted mix of each sector. On the other hand, this method involves higher costs of development, production and marketing of many products, and the need to adjust them to the specific market segments.

            In this framework, there were many significant changes in recent years. Among recent development in the food chains, one can mention the rapid deployment of chains throughout the country, the establishment of "Discount Chains", the establishment independent distribution centers in order to reduce costs and make operations more efficient, the

----------
(2)   Including VAT
            establishment of customer clubs for the purpose of encouraging sales, the acquisition of independent chains etc.

            The proportional share of the marketing chains in food sales in the United States is about 80% and in Western Europe about 60%. Therefore, it seems that the potential for growth in the market sector of marketing chains in Israel has not yet been exhausted. The low rate of penetration of chains in Israel is explained mainly by the standard of living and the higher level of motorization in these other countries.

            The following is a distribution of total sales of the food chains in 1997:

                              The
                         Blue Square     Supersol     HyperShuk   Greenberg   Co-op Jerusalem    Total
                         -----------     --------     ---------   ---------   ---------------    -----
                                                         (in NIS millions of June 1998)
Sales                        3,863.9      4,621.4(1)    1,589.5         744         452.2        11,271
% from total                    34.3%          41%         14.1%        6.6%          4.0%          100%

      Source: Dunn and Bradstreet, 1997.

            The proportional share of Supersol in food sales of the marketing chains in 1997 is estimated at some 41% (as compared with about 39% in 1996). Its share of total retail food sales in 1997, is estimated at some 16% (as compared with 14% in 1996).

            The following is a description of Supersol positioning in the retail food market in Israel according to the SWOT(2) model.

            Advantages

            a) Economics of scale - the Company has a larger sales area and turnover than its competitors. In this branch there is an advantage to size, both due to the bargaining power with suppliers and due to the capacity which enables the operation of an independent distribution and logistic organization, which enables it to become more efficient and result in saving for the Company, which is also likely to cause more distribution expenses to independent stores.

            b) The use of a marketing segmentation strategy - the spread of stores which are aimed at different population segments and supply a good response for the needs of different types of customers.

            c) Real estate basis in chosen location which ensures the choice of the chain as an anchor in these locations, and gives the Company additional profits.

            d) An independent logistic center, which is expected to result in savings of distribution costs, improvement in inventory management in the stores and increased flexibility in supplying the stores.

----------
(1) Includes also operations which have been terminated. Food sales turnover alone reached some NIS 4.4 billion.

(2)   SWOT - "Strengths, Weaknesses, Opportunities, Threats"

            e) The management information system - the use of an advanced technology system which reduces the cost of maintaining inventory and costs connected with purchasing.

            Disadvantages

            a) A slow penetration of the chain's private brands - private brands comprise only about 1% of the Company's sales. These brands are characterized by higher gross profits due to their lower cost as compared with the manufacturer's brands. The Company did not invest significant resources to penetrate them into the market, and therefore their proportional share in sales is lower than the share acceptable abroad and compared to the other chains in Israel. For comparison, the rate of sales of private brands in Western Europe in 1997 stood at about 22%.

            b) Minimum wage - a high proportion of wage costs which is determined by the authorities without any control by the Company.

            Opportunities

            a) Absorbing the Shekem stores which were acquired in 1997. These stores were characterized by a low rate of sales per square meter as compared with similar stores in the Company. Increasing sales of these stores to a level close to that acceptable in the chain, will contribute considerably to the Company's profitability. The estimate of investment in renovating the Shekem stores (which is spread over three years) is about NIS 60 million.

            b) Penetrating the Arab and Religious sectors. The religious sector includes about 75,000 families (over 3 years) and about 40% of the consumption basket of this market segment is allocated to food, as compared with about 22% of the general population. Consumption characteristics in the Arab population are similar. The Company has five stores aimed at the religious sector, and is recently setting up its first store of the chain (Hyperneto) in the Arab sector in Kalanswa.

            c) Increasing the share of private brands which is expected to increase gross profits.

            d) The Supersol chains are characterized by a fairly low level of the "non-food" sales as compared with other chains, and therefore there is a potential growth which has not yet been exploited in expanding this field (including pharmacies and bank branches), mainly in chains with large sales areas.

            e) Developing direct marketing methods - telephone and internet marketing. Success in implementing these methods requires a considerable investment in developing suitable infrastructure and friendly methods for the user.

            Threats

            a) Recession in the economy - a drop in demand and a freezing of consumption per capita. The slowdown will result in a reduction in consumption and the share of luxury items in this basket. These products are characterized by fairly high rates of profitability in the average consumption basket.

            b) Increased competition in the branch - there is increasing difficulty in obtaining good locations to open new stores. The location has considerable importance, as being first makes it easier to mobilize new faithful customers.

            c) International food chains - there is an apprehension (with a fairly low likelihood) that global chains will see the potential in the branch, and penetrate into the market while increasing competition. International chains enjoy large budgets and considerable experience.

      3.    Financial Analysis

            A summary of the Statement of Earnings and the Balance Sheet of the Company is attached on the next page.

            a)    Sales and profitability

                  During the years 1995 - 1997 the Company's sales have increased considerably, from about NIS 2.9 billion in 1995 to about NIS 4.4 billion in 1997, an increase of about 49%.

                  The following is the distribution of the increase in revenues between increasing commercial areas (including the acquisition of the Shekem branches) and between increasing the level of operations of existing stores:

                                                                                Total increase
                                                   1-6/98     1997     1996      1995- 6/1998
                                                   ------     ----     ----      ------------
                                                                                (NIS thousands)
      Increase resulting from opening new stores     10.4%    20.6%    12.4%         1,300
      Increase resulting from existing stores         1.3%     4.0%     7.6%           389
                                                     ----     ----     ----          -----
      Total increase in sales                        11.7%    24.6%    20.0%         1,689
                                                     ====     ====     ====          =====

      Estimate of sales per sq. m. (NIS thousands)*  21.4     20.4     23.8
                                                     ----     ----     ----
      Rate of change in sales per sq. m               4.9%   (14.3%)    6.3%
                                                     ----     ----     ----

      * Including sales not through the stores.

                          Summarized data of Supersol

                                 SuperSol Ltd.
                                Summary of Data*
                        (In thousands of shekels of 6/98)

--------------------------------------------------------------------------------
                   Condensed Consolidated Statements of Income
--------------------------------------------------------------------------------

                                                    1-6/98        1-6/97          1997           1996           1995
Sales                                             2,363,431      2,115,629      4,353,503      3,493,857      2,912,330
Cost of sales                                    (1,756,889)    (1,588,121     (3,241,306)    (2,592,325)    (2,129,382)
                                                 ----------     ----------     ----------     ----------     ----------
Gross profit from sales                             606,542        527,508      1,112,197        901,532        782,948
Rent and operating malls                             15,219         14,879         29,407         27,425         27.693
Selling, general & administrative expenses         (479,737)      (409,934)      (846,957)      (668,438)      (377,923)
Depreciation and amortization                       (51,618)       (41,411)       (91,156)       (70,033)       (62,713)
                                                 ----------     ----------     ----------     ----------     ----------
Operating earnings                                   90,406         91,042        203,490        190,486        170,005
Financing revenues, net                               8,361          7,655            458         14,563         18,615
Other revenues (expenses), net**                     15,319         (2,935)        (1,831)        (6,584)        (4,062)
                                                 ----------     ----------     ----------     ----------     ----------
Earnings before taxes on income                     114,086         95,762        202,117        198,465        184,558
Taxes on income                                     (46,973)       (36,670)       (71,669)       (73,105)       (75,962)
                                                 ----------     ----------     ----------     ----------     ----------
Earnings after taxes on income                       67,113         59,092        130,448        125,360        108,596
Company's share in earnings of associated
companies                                             1,192            812          1,931          2,285          1,981
Company's share in losses of Super Office                --         (9,190)       (12,974)       (33,780)       (12,693)

Company's share in losses of Super Quart                 --         (2,313)        (5,498)        (1,816)        (1,452)
Minority's share in losses (profit) of
consolidated companies                                  (60)           (37)           504            240          4,903
                                                 ----------     ----------     ----------     ----------     ----------
Net Profit                                           68,245         48,364        114,411     ??                101,335
                                                 ==========     ==========     ==========     ==========     ==========
Rate of change in sales                                11.7%                         24.6%          20.0%
Rate of gross profit                                   25.7%          24.9%          25.5%          25.8%         26.00%
Rate of operating earnings to revenues                  3.8%           4.3%           4.7%           3.3%           5.5%
Rate of profit from revenues                            2.9%           2.3%           2.6%           3.2%           3.5%
Effective tax rates                                    41.2%          38.3%          35.5%          36.8%          41.2%
Return on shareholders' equity at beginning of
year (on annual basis)                                  9.7%           8.3%           9.6%          10.2%          10.0%

* For the first half of 1998 the item includes capital gains from the sale of Super Quart of NIS 31,313 thousand.

--------------------------------------------------------------------------------
                      Condensed Consolidated Balance Sheet
--------------------------------------------------------------------------------

                                                          6/30/98       12/31/97
Current assets
Cash                                                       33.420         l5,600
Marketable securities                                     138,337        269,331
Short-term loans and deposits                              30,228         23,588
Customers                                                 549,044        537,362
Other receivables                                          50,880         52,100
Inventory                                                 320,564        291,568
                                                        ---------      ---------
                                                        1,122,473      1,089,549
                                                        ---------      ---------
Investments and loans
Investments in Super Office
and Super Quart                                                --          1,144
Investment in associated
company                                                    71,055         79,908
Long-term loans and
receivables                                                30,357         24,980
                                                        ---------      ---------
                                                          101,442        106,032
                                                        ---------      ---------
Fixed assets                                            1,595,363      1,506,275
                                                        ---------      ---------

Other assets                                               59,615         76,617
                                                        ---------      ---------

                                                        ---------      ---------
Total                                                   2,879,393      2,778,473
                                                        =========      =========
Current ratio                                                1.45           1.46

Current liabilities
Credit from banks                                          10,066         38,972
Suppliers payable                                         591,982        579,860
Other debtors                                             17l,984        126,817
                                                        ---------      ---------
                                                          774,032        745,649
                                                        ---------      ---------
Long-term liabilities
Bank obligations
                                                          380,013        386,751
Other obligations                                           6,573          6,200
Severance pay                                               6,289          4,843
Deferred taxes                                             28,468         26,492
                                                        ---------      ---------
                                                          421,523        424,486
                                                        ---------      ---------
Shareholders
equity                                                  1,683,838      1,608,338
                                                        ---------      ---------

                                                        ---------      ---------
Total                                                   2,879,393      2,778,473
                                                        =========      =========
Financial leverage                                           0.06           0.06

A calculation carried by us based on audited consolidated statements, from which the data relating to Super Office and Super quart have been extracted.

            The decrease in sales per sq.m. in 1997 is because the level of operations of the Shekem stores purchased, was lower by some 40% than the level of the other stores in the chain. During the first half of 1998, there was an improvement in the level of sales at the Shekem stores, and the Company expects their level to reach a level close to the level of sales of the other stores in the chain.

            The trend of increasing sales per square meter is affected, among other things, by the increase in the standard of living in Israel (an increase in food consumption per capita), and from the expansion of direct marketing and food distribution operations to other stores by the head office (which is technically expressed, in the increase in sales per sq. m.).

            Gross profit

            The rate of gross profit of the Company went down from about 26.9% in 1995 to a level of about 25.5 - 25.8% in 1996 and thereafter. Among the factors for the drop in gross profit are:

            o an increase in the proportion of sales in the cheap chains, where gross profit is l ow, due to the increase in the commercial areas of these chains.

            o The effect of the recession in the market led to a change in the basket of purchases: a drop in the share of luxury products which are characterized by higher gross profits, and an increase in the share of basic food products, which are characterized by lower gross profits.

            o The strong competition between the chains created a price war on the consumer's pocket. Local campaigns which are earmarked to maintain a market share, reduce gross profit (e.g. the "500" campaign which took place recently at the Hyperkol, according to which the chain undertook to supply 500 products at the cheapest prices in the market.

            A factor which sets off the drop in gross profit is the increasing discounts by suppliers due to the increasing volume of operations.

            Selling, General and Administrative Expenses:

            The following is the distribution of selling, general and administrative expenses (in NIS of June 1998):

                                    1-6/98                    1997                    1996
                                    ------                    ----                    ----
                              NIS           %           NIS           %         NIS           %
                           thousands     of sales    thousands     of sales  thousands     of sales
                           ---------     --------    ---------     --------  ---------     --------

Wages                        247,507        10.47      435,906        10.01    350,999        10.00
Rent and Taxes                71,813         3.04      130,406         3.00     98,339         2.81
Gross advertising expenses    50,921         2.15       69,163         1.59     49,650         1.42
Other expenses, net          109,496         4.64      211,482         4.86    169,450         4.85
                             -------        -----      -------        -----    -------        -----
Total selling, general and
administrative expenses      479,737        20.30      846,957        19.46    668,438        19.08
                             =======        =====      =======        =====    =======        =====

            These expenses are fixed in character, partly at the general company level and part at the store level. Advertising expenses are derived from management decisions taking into account the competitive condition in the market. The considerable increase in advertising costs reflects a significant increase in the level of competition in the Company's business environment, as the drop in gross profit is also discernible. We should state that some of the suppliers participate in the advertising costs during joint campaigns with the Company.

            Over and above increasing the number of branches and selling areas, there are additional reasons for increasing overhead expenses in the Company, as follows:

            o the increasing use in means of direct marketing which includes operating costs such as: postage, advertising, telephone operators, packaging etc.

            o The total cost of the logistic center, the warehouses and distribution system was estimated to reach some NIS 60 million per year. The additional cost for the logistic center, which was set up in March 1998, is about NIS 16 million on an annual basis. As the center did not operate at full capacity, its operation has reduced gross profit at this stage.

            Other expenses include, among other things, commissions to credit card companies of some 0.75% of the transaction volume cleared through them (about 62% of turnover), which totaled during the first half of 1998, about NIS 13 million and for 1997 about NIS 24 million.

            Financing Revenues, net

            The Company has net financing revenues resulting from two main sources: net financial investment, and financial revenues from operations.

            Financial revenues from operations are derived from the erosion of debts to suppliers (for an average period of about 48 - 51 days) less the erosion of customers debts (an average period of about 20 days). The credit to customers results mainly from the use of credit cards (about 62% of the volume of the Company's operations, as compared with cash payments which is about 30%, checks about 5% and purchase voucher about 3%). It should be emphasized that most of the credit (over 90%) is given through credit cards, the volume of credit in the balance sheet represents the top credit in the month (where a large part of it is paid on the 2nd of the following month), and not the average level of credit over the year. We estimate, that the average volume of credit during the whole period is about 60% of the level of balance sheet credit at end points. The level of credit to customers in Israel is proportionally higher than that acceptable in the world, and remained constant over the last two and a half years.

            We should state, that in view of expectations of low inflation, it is expected that the operating financial revenues in the future will decrease.

            With regards to financial financing revenues, net, we should state that loans given and received are linked to the index, and therefore the Company is not exposed to risks connected with changes in the rate of exchange.

            The following is the composition of financing revenues in the years 1996 - 1998:

                                                  1-6-/98      1997       1996
                                                  -------      ----       ----
                                                         (NIS thousands)
     Financial financing revenues (expenses)        2,961    (9,075)    (2,000)
     Operating financing revenues                   5,400     9,533     16,563
                                                    -----     -----     ------
     Total                                          8,361       458     14,563
                                                    =====     =====     ======

            The considerable increase in financing expenses in 1997 results mainly from the investment in acquiring the Shekem stores.

            Taxes -

            The Company has final tax assessments (including independent assessments considered to be final) up to and including the 1991 tax year. Thirteen consolidated companies received final assessments for the years between 1990 and 1994. Five additional consolidated companies have not yet received assessments since their establishment. The following are the effective tax rates in recent years:

               1997       1996        1995
               ----       ----        ----
               35.5%      36.8%       41.2%

            The drop in the effective rate is due mainly to the use of losses from previous years, for which no deferred tax was created. The effective tax rate in the future is expected to stand close to the statutory tax rate plus about 1 - 2% for non-recognized expenses.

      b)    Balance sheet analysis

            The balance sheet structure shows high financial stability. Shareholders equity as at June 30, 1998 totaled about NIS 1,684 millions which comprised about 58% of the total balance sheet. Current assets totaled about NIS 1,222 million, including the balance of customers of about NIS 549 million, which is mainly composed (85%) of the balances of credit card companies, cash and marketable securities totaling about NIS 201 million. The high liquidity is expressed in the comparison of the current ratio to those of the Company's main competitor:

                              30.6.1998        31.12.1997
                              ---------        ----------
            Supersol             1.45             1.46
            The Blue Square      0.84             0.87

            The composition of fixed assets as at June 30, 1998, is as follows:

                                                NIS thousands
                                                -------------
            Real estate in operating stores         673,300
            Other real estate                       381,471
            Equipment and installations             418,684
            Renovations                             110,856
            Vehicles                                 11,552
                                                  ---------
            Total                                 1,595,863
                                                  =========

            The other assets are comprised mainly of goodwill totaling NIS 39,929 million, mainly resulting from the acquisition of the Shekem store chain (76%).

            The financial leverage is composed mainly of long term index linked loans bearing interest of a rate of 3% - 4.4% percent, which is lower than market rates.

            The deferred tax reserve, results mainly from the difference between the rate of depreciation on the buildings in the books (about 2%) and between the rate of depreciation for tax purposes (about 4%). Deferred taxes receivable for capital loss are transferred for tax purposes, are the main factor in reducing the said reserve. Capital losses can be set off in the future against capital gains only (including capital reserve from the sale of Ace Buy and Build in the third quarter of the year).

4.    Valuation

      a)    Summary of the valuation

            The value of Supersol is estimated by us in the area of NIS 2.156 - 2,464 millions, as compared with shareholders equity of NIS 1,684 million as at June 30, 1998. The value of the Company, based on the average share price on the Stock Exchange during the period of September 28th - October 8th, 1998, is about NIS 2,146 million.

            The composition of the estimated value is as follows:

                                                                        NIS millions
                                                                        ------------

      Capitalization of the expected cash flows
          from operating the stores                                 1,921.4 - 2,229.4
      Value of real estate assets which are not
       operated for stores, according to an assessor's evaluation               335.0
      Economic value of investment in Avnat Ltd., according
       to an assessor's evaluation                                               13.8
      Balance sheet value of investment in Lev Hamifratz company                 23.8
      Value of investment in Ace Buy and Build, less tax                         33.0
      Financial liabilities, net                                               (170.8)
                                                                    -----------------
      Total value of share capital                                  2,156.2 - 2,464.2
                                                                    =================

            Based on the above valuation, the value of Discount Investments' investment (22.3%) in the Company is estimated at about NIS 481 - 549 million, and the value of PEC's investment (17.5%) at about NIS 377 - 431 million.

            The estimated value expresses a multiplier of 16.5 - 18.9 of net earning for the first half of 1998 grossed up on an annual basis. These multipliers express a considerable expected growth in revenues (about 10% per annum in real terms in the coming five years) and in net operating earnings (over 20% per annum for the coming four years and about 4.5% for the year thereafter). For comparison, the average market value of the shares of the Blue Square, in the month prior to the valuation, expresses a multiplier of about 16 respectively.

      b.    Methodology

            The valuation was prepared by the discounted cash flows method. The expected cash flows is a function of the forecasted profit while taking into account the influence of exogenous factors for the Company, such as the economic situation in the economy and the rate of increase of the population, and taking into account the Company's operations in the market, where competition between the large marketing change results in a limitation on profit margins. A setting-off trend of this effect, is extricating itself from losing operation and logistic efficiency being taken.

      c.    Basic assumptions

            (1) Revenues and gross profits

            Supersol's volume of operations is subject to the level of expenses on food and related products in Israel, and on the market share which Supersol will succeed in attaining in this market.

            The expected change in the volume of sales is estimated based on the following principles:

            o The rate of increase of the population in Israel is estimated at about 2.4% average per year, as compared with about 2.6%
            average in the last 15 years, which was partially affected by the waves of immigration.

            o The change in expenses on food is derived from the rate of increase of the population and the expected rate of increase in consumption per capita. We assumed, that in view of the recession in the economy, there will be no change in expenses on food per capita in the first two years of the forecast, and thereafter there will be an increase in consumption per capita of about 2% per annum, similar to the average change over the last 15 years.

            o In view of the increase in the standard of living in Israel and the expected development momentum of the marketing chains, including Supersol (increasing commercial areas of the marketing chains over the increase of commercial areas of private stores and markets), we assumed, that the share of marketing chains will increase from an estimated average of 40% in the first half of 1998 to about 53% after five years of growth (annual growth of about 2.5 - 3% in market share of the chains).

            o The dominant marketing chains today (excluding Hypershuk - Co-Op Tsafon) are the owners of the dominant resources in the Israeli economy. Therefore, there is no reason to assume a significant change in market share of the large chains, and therefore we assumed a stability in market share of Supesol within the chains.

            o At the end of the forecast period, we assumed that the rate of increase in sales will be an average of about 4.5%, similar to the expected rate in expenses on food in Israel on the basis of the above assumptions.

            Rate of gross profits is subject, among other things, to the level of competition in the market, selling methods (the "Discount" chains are characterized by a significantly lower profit than the profit in the traditional stores), the standard of living (the preference of basic products against luxury products which are characterized by a higher gross profit), the distribution center, the volume of sales of private brands, and the strength of the Company vis-a-vis its suppliers (which affect the distribution of profits between the manufacturer/importer and the marketer).

            In our opinion, in view of the total aforementioned factors (see Clauses 1 - 2 above), the Company is expected to increase its gross profit gradually from some 25.7% in the first half of the year to about 26.5% after the four years of forecast.

      (2)   Selling, general and administrative expenses

            These expenses are divided into expenses at the level of the head office and the expenses of the stores, and mostly they are fixed or variable and subject to the decision of management at every level.

            The forecasted expenses for the future is estimated according to their following characteristics:

            o We assumed that advertising expenses will be about 2% of turnover as compared to about 2.15% in the first half of 1998. The volume of investment in advertising will increase significantly in view of the rate of increase in sales (about 8-10% per annum in real terms).

            o Rent expenses and taxes connected mainly to the volume of the areas operated by the Company and a mix of assets (assets owned against assets rented and their location). Accordingly, we assumed that the volume of expenses per square meter will remain stable in the future. In this assumption there is an assumption of a certain increase in cost, as most of the potential development is not in centers of the cities.

            o Wage expenses are affected from the increase in wages (in our opinion about 2% per annum on average, including changes in the minimum wage which is not controlled by the Company) and the expected increase in commercial areas. As a significant part of wage expenses relate to the head office, we assumed that wage expenses will increase by about 45% of the increase expected in the commercial areas, in addition to current price-rise. In addition, we took into account a gradual increase of about NIS 70 million in the level of wages in the first year of the forecast due to the operation of the logistic center and the requirement to display prices.

            o The rate of other expenses on sales stood at some 4.65 - 4.85% in recent years, and therefore we assume that it will remain stable with a rate of about 4.85% in the future.

      (3)   Operating financing revenues

            These revenues are derived from the volume of credit from suppliers as compared given with customers, and the inflationary erosion of these balances. In the evaluation we estimated changes in the level working capital, as mentioned, according to changes in the volume of sales, and an inflationary erosion of 5% per annum was assumed.

      (4)   Tax expenses

            The effective tax rate is estimated at about 2%, which is 2% higher than the statutory tax rate.

      (5)   Investments in fixed assets and depreciation

            Depreciation is not a cash expense, but is recognized as an expense for tax purposes and therefore affects the payment of tax. Therefore, we added the depreciation to net operating profit and deducted the expected investments in fixed assets (from the total depreciation, the depreciation on revenue producing assets which were valued separately, was deducted).

            The investment in fixed assets is divided into investment in renovating operating branches, which is estimated at some NIS 80 million in the coming year (as compared to about NIS 80.8 million in 1997 and about NIS 39 million during the period 1 - 6/1998) and is expected to increase with the increase in commercial areas in the future, and investment in erecting new stores. This investment is subject mainly to the structure of ownership on the asset, its location, the character of the store and its area.

            In the valuation we assumed, that for the purpose of realizing the increase in sales, the Company will have to invest between NIS 210 - 260 million (including an investment in renovating branches). The level of investment in the long run (which is earmarked to support lower rates of growth) is estimated at some NIS 215 million. In the long term, the level of the investment is equal to the level of depreciation.

      (6)   Decrease in operative working capital

            The increase in the volume of operations requires an additional investment in customer credit and inventory, and against it the Company enjoys additional suppliers credit. Operating the logistic center in the second quarter of the year, caused an increase in the level of inventory due to its running-in operation, the level of inventories in the stores has not yet gone down concurrently with the accumulation of the inventory in the logistic center. For the purpose of the estimate of investments in inventory, we assumed a gradual efficiency, which will enable the reduction of the level inventory in terms of inventory days to a higher lever of some 5 days only, over and above the level which existed prior to the operation of the logistic center.

            As the Company pays its suppliers after sale of the goods and collection of the consideration from the customers (on average), the increase in the level of operations increases suppliers credit (due to the increase purchases) over and above the need of investment in credit to customers (as part of the sale which were added are credit sales) and inventory and therefore results in a positive cash flow.

      (7)   Non operational assets in food business

            These assets include the investment in Ace Buy & Build, which was included at its selling price less the estimate of the tax applied; the investment in Lev Hamifratz Company, which was included at its balance sheet value; the investment in Avant Ltd., which was estimated on the basis of the valuation of a real estate assessor owned by it; and real estate assets, which were included in the valuation according to the valuation of the Assessor, Mr. Alfred Irani, dated October 15, 1998. As the estimated value is not higher than the cost of assets in the balance sheet, there is no potential tax liability on the realization of these assets.

            The following are the main details regarding real estate assets, which are not used for food operations:

                           Balance       Built up   Economic     Rent      Rent per leased   Rate of occupancy
                         sheet value       area       value     1-6/98     meter per month     as at 30.6.98
                       --------------    --------   --------  --------     ---------------   -----------------
                       (NIS thousand)    (Sq. m.)     (NIS thousand)          (Dollar)            (Average)
Revenue producing
 assets                    224,844        41,611    222,260     10,526          14.2                 81%
Land and revenue
 producing assets
 under construction        156,627                  112,767
                           -------                  -------
Total                      381,471                  335,027
                           =======                  =======

      (8) Net financial liabilities

            The composition of net financial liabilities, which were deducted from the value of operations in the food field, is as follows:

                                                                 NIS thousands
                                                                 -------------
            Long-term liabilities to banks                          380,013
            Short-term liabilities to banks                          10,066
            Liabilities for retirement of employees                   6,289
            Long-term liabilities to others                           6,753
            Cash                                                    (33,420)
            Marketable securities                                  (138,337)
            Short-term loans and deposits                           (30,228)
            Long-term loans and deposits                            (30,357)
                                                                    -------
                                                                    170,779
                                                                    =======

      (9) Discount rate

            The Company almost never uses the financial leverage, among other things, as a result of an issue which made in the fourth quarter of 1997 (in consideration for some 90 million dollars), and due to the influence of the sale of the holdings in Super Office, Kozert and recently also in Ace - Buy & Build. An analysis of the cash flows forecasted in the future shows, that the Company is not expected to increase the financial leverage despite the significant investments expected to be effected to expand the chain.

            The discount rate taken into account in the valuation, varies between 8.75% - 9.75%, and reflects mainly the return required by the shareholders. Trading in the food field, which enjoys demand also in periods of economic recessions, gives the Company a low level of risk compared to the "market portfolio", where the return required in Israel is estimated in the area of 12%-13% in real terms based on the long-term market return on shares.

            On the next page is a forecast of cash flows, an evaluation and a sensitivity analysis estimated for changes in the price of capital and the rates of growth after the end of the forecast period.

Super-Sol Ltd

                     Cash Flow Forecast and Estimated Value

                        (In thousands of shekels of 6/98)

                                         1-6/98                                                             Representative
                                         Actual       1st year       2nd year      3rd year     4th year         year
                                       ----------    ----------    ----------    ----------    ----------    ----------
                                      (on an annual
                                          basis)
Sales                                   4,726,862     5,203,330     5,637,989     6,212,326     6,826,600     7,483,230
Cost of Sales                          (3,513,778)   (3,866,074)   (4,174,931)   (4,584,696)   (5,020,964)   (5,500,174)
                                       ----------    ----------    ----------    ----------    ----------    ----------
Gross Profit on Sales                   1,213,084     1,337,256     1,463,058     1,627,630     1,805,636     1,983,056
                                       ----------    ----------    ----------    ----------    ----------    ----------
Rental and operating malls                 30,438                                Estimated
                                                                                 separately

Selling, general & administrative
expenses                                 (959,474)   (1,109,621)   (1,197,621)   (1,309,568)   (1,435,319)   (1,569,357)
Depreciation & amortization              (103,236)     (105,769)     (113,323)     (121,394)     (129,710)     (215,000)
                                       ----------    ----------    ----------    ----------    ----------    ----------
Operational earnings                      180,812       121,866       151,608       196,668       240,607       198,699
                                       ----------    ----------    ----------    ----------    ----------    ----------
Other expenses, net*                       (1,677)           --            --            --            --            --
Operating & financing revenues             10,400        18,456        19,899        21,818        23,856        26,125
                                       ----------    ----------    ----------    ----------    ----------    ----------
Earnings before tax                       189,535       140,322       171,508       218,486       264,463       224,824
Taxes on income                                         (53,322)      (65,173)      (83,025)     (100,496)      (85,433)
                                       --------------------------------------------------------------------------------
Net operating earnings                                   86,999       106,335       135,461       163,967       139,391
With addition of depreciation                           105,769       113,823       121,394       129,710       215,000
Less investments in fixed assets                       (210,000)     (240,000)     (240,000)     (260.000)     (215,000)
Plus decrease in operational
capital                                                  10,587        25,241        30,859        36,000         2,000
                                       --------------------------------------------------------------------------------
Net operational cash flow                                (6,645)        5,399        47,713        69,677       141,391
                                       ================================================================================
Net operational cash flows net of
capitalization                                           (6,343)        4,696        37,812        50,312     1,973,447
                                                     ==================================================================

                                                                       Sensitivity Analysis of the Estimated Worth (In NIS '000)
                                                                       ---------------------------------------------------------
Summary of Estimated Worth              NIS thousands                       Rate of growth at the end of the forecast period
--------------------------              -------------                       ------------------------------------------------
                                                                                       3.5%         4.5%         5,5%        6.5%
Value of operation in the food field       2,059,924                     775%    2,919,724    3,708,018    5,197,017   9,068,413
Value of investment in Ace Do it Y-           33,000                    8.25%    2,611,220   23,212,668    4,251,513   6,477,672
Yourself less tax

Value of investment in Lev Hamifraz Corp      23,769   Capitalization   8.75%    2,361,823    2,834,293    3,597,507   5,039,132
Economic value of investment in Avnat         13,817             rate   9.25%    2,156,122    2,535,947    3,118,347   4,124,309
Value of investment in Real estate           335,028                    9.75%    1,983,612    2,294,759    2,752,328   3,491,478
Net financial liabilities                   (170,779)                  10.25%    1,186,916    2,095,812    2,463,715   3,027,834
                                           ---------
Total worth of the Company                 2,294,759                   10.75%    1,710,690    1,928,963    2,230,387   2,673,658
                                           =========
--------------------------------------------------------------------------------------------------------------------------------

* Data of the first half of 1998 on an annual basis include capital gains from the sale of Super Quart in a total sum of NIS 32,315 thousand.

Assumptions


Rate of capitalization                9.75%
Rate of growth following the end of
the forecast period                    4.5%
                                                    1st year    2nd year  3rd year    4th year    Representative year
                                                    --------    --------  --------    --------    -------------------
Rate of growth in sales                11.7%         10.1%        8.4%      10.2%        9.9%            9.6%
Rate of gross profit from sales        25.7%         25.7%       26.0%      26.2%       26.5%           26.5%
Rate of operating earnings              3.3%          2.3%        2.7%       3.2%        3.2%            2.7%
Rate of effective tax                   0.0%         38.0%       38.0%      36.0%       38.0%           38.0%

C.    Elron Electronic Industries

      The evaluation of Elron Electronic Industries Ltd. (hereinafter: "Elron" or "the Company") is significant in determining the exchange ratio mainly due to the different rate of holdings of PEC (13.51%) and Discount Investments (26.28%).

      1) Description of the Company

      Elron is an investment company investing in companies operating in the fields of defense electronics, communications, medical imaging, semiconductors, computerized systems for optical testing and information and Internet technologies.

      Elron's investments in Elbit Medical Imaging, Elbit Systems, and Elbit which were created as a result the split-up of Elbit in effect from December 1996, comprises about 71% of the total assets of the Company. The Company has a number of investments in private companies in the field of hi-tech which are at various stages of products development, and which have not yet reached profitability. Therefore, their economic value is subject to considerable uncertainty.

      The Company's share are traded on the Tel Aviv Stock Exchange and NASDAQ. The market value of the Company (according to the average share price during the periods September 28 - October 8, 1998) totaled some $263 million. The Company's shareholders equity on June 30, 1998 stood at some at about $261.7 million.

      2) The summary of the evaluation

      The value of Elron is estimated at some $326.9 million (about NIS 1,308 million according to rate of exchange of NIS 4 to the dollar), compared to shareholders equity on June 30, 1996 of about $261.7 million and a market value of $263 million (at average price per share during the period September 28 to October 8, 1998).

      The following are details of the estimated value of the main affiliated companies:

                                                       Value or
                                                     investment in       Value of          Rate of
                    Estimated       Rate of Elron    balance sheet        Elron          contribution
                      value           Holdings        on 6.30.98         Holdings          to value
                      -----           --------        ----------         --------          --------
                    ($ million)                       ($ million)
Elbit Imaging        321.9           39.85%             111.0             131.5              31.8%
Elbit Systems        275.7           34.77%              52.5              97.0              27.9%
Chip Express         100.0           36.81%               4.5              36.8              10.6%
Elbit                 66.0           40.00%              35.3              28.2               8.1%
Mediagate             60.0           39.16%               3.1              23.5               6.7%
Zoran                 60.8           16.21%               6.2               9.9               2.8%
Netvision
(fully diluted)       37.5           25.92%               5.8               9.7               2.8%
Others                                                   14.5              32.4               9.3%
                                                      ----------         --------          --------
Total value of holdings in companies                    232.9             369.0             100.0%
                                                                                           --------
Less provision for tax on revaluation of value of
holdings                                                   --             (34.6)
Net financial assets                                     28.8              28.8

Amortization of value (Discount) due to Elron
operating as a holding company (10%)                       --             (36.3)
                                                      ----------         --------
Total value of a share holders equity                   261.7             326.9
                                                      ==========         ========

                        ELRON ELECTRONIC INDUSTRIES LTD.
                                SUMMARY OF DATA
                          (IN THOUSANDS OF US DOLLARS)
--------------------------------------------------------------------------------
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

                                         1-6/98       1-6/97      1997      1996      1995
                                         ------       ------    ------    ------     -----
REVENUES
Company's share of earnings (losses)
of affiliated companies               (1)36,640          338       (75)    2,751     4,667
Profits from changes of holdings in
affiliated companies                      1,890           29    10,826       690     3,799
Net sales                                 7,700           --     3,367        --        --
Other revenues, net                       8,721       10,650    18,976    10,846     5,755
                                         ------       ------    ------    ------     -----
                                         54,951       11,017    33,094    14,288    24,221
                                         ------       ------    ------    ------     -----
OPERATING EXPENSES                   (2)(11,783)      (2,218)   (7,308)   (3,580)   (5,415)
                                         ------       ------    ------    ------     -----
Operating earnings                       43,168        8,799    25,786    10,708     8,806
Net financing revenues                      569          361     1,202       571     1,498
                                         ------       ------    ------    ------     -----
Earnings before taxes                    43,737        9,160    26,988    11,279    10,304
Tax on Income                                --           --      (243)       --        --
                                         ------       ------    ------    ------     -----
NET EARNINGS                             43,737(1)(2)  9,160    26,745    11,279    10,304

1) Includes Elron's share of the profits in the sale of the Ultrasound (diagnostic) division by Elbit Medical Imagining for a sum of about $36.5 million.

2) The increase in operational expenses is due to the operations of the consolidated subsidiary company Elron Software, which began operation at the end of October 1997. These expenses are mainly marketing and selling expenses as well as research and development expenses.

Rate of change in revenues                   398.8%         131.6%   0.5%
Rate of operational earnings from revenues    78.6%  79.9%   77.9%  74.9%    61%
Rate of net earnings from revenues            79.6%  83.1%   80.6%  78.9%  ?
Return on shareholders' equity at beginning
of the year*                                  44.1%   9.3%   13.3%   5.7%    --

* In yearly terms.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                        6/30/98   12/31/97
                        -------   --------
Current assets           30,640     29,038
Long-term receivables   240,439    193,356
Fixed assets              1,251        473
Other assets              7,754         --
                        -------   --------
Total                   280,084    222,867
                        =======   ========
Current ratio

                        6/30/98   12/31/97
                        -------   --------
Current liabilities       8,667      4,443
Long-term liabilities     9,700         --
Shareholders equity     261,717    218,424
                        -------   --------
Total                   280,084    222,867
                        =======   ========

Financial leverage         None       None

------------------------------------------
OWNERSHIP STRUCTURE AS AT 6/30/98    (%):
Discount Investments                 26.28
PEC                                  13.51
Discount                              5.59
Galil Uzia                            0.90
Poalim Provident Funds                7.16
Leumi Provident Funds                 5.01
Poalim Mutual Funds                   3.03
Ilanot Discount                       1.48
Leumi Mutual Funds                    1.37
Public                               35.67
                                    ------
                                    100.00
                                    ======
------------------------------------------

      3) Methodology

      The marketability of Elron shares is reasonable. Average daily trading stood at about NIS 1,672 thousand at the Tel Aviv Stock Exchange and about $475 thousand on the NASDAQ during the period January to July 1998. In view of its material significance in the investments portfolio of Discount Investments, we did not rely on the market value of the Company as a sole indication of its economic value which was valued according to its Net Asset Value -- (NAV). According to this method, the value of the investment company is equal to the value of its various holdings, taking into account the cost of management, surplus assets, the financial liabilities of the parent company and tax aspects. This method is the most suitable for an investment company which does not enjoy constant or regular cash flows.

      4) The affiliated companies

      The following is a description of the main affiliated companies and the methodology used in their economic evaluation:

      a) Elbit Systems Ltd.

            Elbit Systems Ltd. (hereinafter: "ESL") is engaged in projects to improve the platforms of airborne, land and sea weapons, projects for developing and producing integrated military systems, designing and developing electronic systems and products in the military field. ESL is significantly affected by the trend of cuts in security budgets in Israel and abroad, which result in budget cuts for the acquisition of new equipment on the one hand, and a significant increase in budgets for the improvement of old equipment (mainly in developing countries) on the other hand. Recently there was an increase in the level of the Company's operations. This trend is expected to continue in the near future due to the increase in the number of projects for improving aircraft. Among the projects carried out by ESL in this field recently, include projects to improve MIG 21 aircraft for Rumania (with a total turnover of some $348 million) a transaction to supply avionic systems with a turnover of some $65 million in the framework of a project to improve F-4 aircraft for the Turkish Air Force, in which the Company acts as a sub-contractor of the Israel Aircraft Industries and participates in the project to improve 45 F-5 aircraft of the Turkish Air Force with an expected turnover of some $21 million.

            A summary of ESL's financial statements, of its market value and the structure of its ownership are detailed on page 48.

            The Company's order backlog as at June 30, 1998 totaled some $681 million (about 76% of the supplies during 1998-1999), as compared with $670 million on 12.31.97. 74% of the orders are from abroad, a situation which shows the drop in Elbit's dependence on the Israeli defense market. The Company reports revenues from projects based on the Finished Work Method. Sales in 1997 were characterized by an increase in sales to the European market (32% of total sales in 1997 as compared with about 17% in 1996) and a drop in sales to South America and Asia. Sales to the Israeli market comprised some 27% of total sales in 1997 and sales to the

            US - 29%. About 60% of the sales are in the field of airborne systems, about 20% in the field of control and supervision and about 14% in the field of armored vehicles.

            In 1997 there was an improvement in the Company's profitability. The rate of gross profit increased in 1997 to about 27% as compared with about 24.7% in 1996, and net earnings totaled some $22.2 million as compared with about $18 million in 1996.

            Evaluation

            The marketability of Elbit Systems shares is reasonable (an average daily aggregated turnover on NASDAQ and the Tel Aviv Stock Exchange of $1,182 thousand. We chose to value the Company according to its market value as some $275.7 million (an average period 9/28-10/8/98). Moreover, we checked the reasonability of the Company's market prices according to the market value and in comparison with average multipliers of the air and defense industries (these multipliers are based on 50 leading companies in the industry). This comparison is relevant in view of the significant export operations of ESL:

                                     ESL        Air and Defense Industries*
                                     ---        ---------------------------
Net earnings multiplier              10.9                 14.75
Sales multiplier                     0.70                  0.79
Shareholders equity multiplier       1.89                  3.34

* Source: www.marketguide.com, 10/13/98

            The equivalent group comprises some 50 companies, in which Elbit Systems is placed 17 on the list from the point of view of its market value. ESL multipliers are to some extent lower than the multipliers in the industry, both due to the relatively improved results which it presented in 1996 and 1-6/98 (the improvement in the report results relate partly from fluctuations which characterized operations in long-term large projects, the rates of profitability and the periods of performance are different), and due to the larger risk environment of the Company as compared with American companies due to its location in Israel.

            The value of Elron's holdings in ESL shares (34.77%), plus the value of holdings in its bonds totaling $1.1 million, therefore totals some $97.0 million.

Page 48 (Hebrew - table)

                               ELBIT SYSTEMS LTD.
                                 Summary of Data
                          (in thousands of US dollars)

                   Condensed Consolidated Statements of Income

                                                  1-6/98       1-6/97        1997         1996         1995
                                                  ------       ------        ----         ----         ----
Sales                                             203,341      178,968      372,342      307,508      299,858
Cost of sales                                    (146,988)    (131,105)    (271,795)    (231,418)    (219,442)
                                                 --------     --------     --------     --------     --------
Gross profit                                       56,353       47,863      100,547       76,090       80,416
Research & Development expenses, net              (16,988)     (14,572)     (27,884)     (21,768)     (18,243)
Selling expenses                                  (15,414)     (13,091)     (28,264)     (21,573)     (24,064)
General & administrative expenses                  (6,178)      (6,047)     (13,232)      (9,690)      (8,870)
                                                 --------     --------     --------     --------     --------
Operating earnings                                 17,773       14,153       31,167       23,059       29,239
Financing revenues (expenses), net                    350          100         (316)         595        1,349
Other revenues, net                                   113          122           83           12          324
                                                 --------     --------     --------     --------     --------
Earnings before taxes                              18,236       14,375       30,934       23,666       30,912
Taxes on income                                    (4,970)      (4,150)      (8,316)      (5,812)      (6,579)
                                                 --------     --------     --------     --------     --------
Earnings after taxes                               13,266       10,225       22,618       17,854       24,333
Company's share in earnings (losses) of
partnership                                          (408)        (420)        (463)         155         (160)
                                                 --------     --------     --------     --------     --------
Net earnings                                       12,858        9,805       22,155       18,009       24,173
                                                 ========     ========     ========     ========     ========
Rate of change in sales                              13.6%                     21.1%         2.6%
Rate of gross profit                                 27.7%        26.7%        27.0%        24.7%        26.8%
Rate of operating earnings from revenues              8.7%         7.9%         8.4%         7.5%         9.8%
Rate of net earnings from revenues                    6.3%         5.5%         6.0%         5.9%         8.1%
Return on shareholders' equity at beginning of       19.9%        26.9%        28.5%        29.3%
year*

* In annual terms

                      Condensed Consolidated Balance Sheet

                                                             6/30/98    12/31/97
                                                             -------    --------
Current assets                                               188,753     216,160
Long-term                                                     99,357      73,772
receivables
Fixed assets                                                  33,337      29,797
Other assets                                                     804         958
                                                             -------    --------
Total                                                        322,251     320,687
                                                             =======     =======
Current ratio                                                   5.34        1.40
Quick ratio

Current liabilities                                          140,927     154,692

Long-term liabilities                                         35,327      30,675
Shareholders equity                                          145,997     135,320
                                                             -------    --------
Total                                                        322,251     320,687
                                                             =======     =======
Financial leverage                                              None        None

Ownership structure as at 6/30/98 (%):

Elron                                                                      34.77
BenLeumi Provident Fund                                                     4.02
Leumi Trust Fund                                                            3.64
Leumi provident Fund                                                        3.09
Dikla Trust Fund                                                            1.32
Ilanot Discount                                                             1.22
Gil Emanuel                                                                 0.95
Galil Uzia                                                                  0.88
Bruchei Ygal                                                                0.28
Akerman Joseph                                                              0.22
Public                                                                     49.61
                                                                          ------
                                                                          100.00
                                                                          ======

      b) Elbit Medical Imaging

      Elbit Medical Imaging (hereinafter: "EMI") is engaged in the fields of medical imaging through subsidiary companies. On April 9, 1998 EMI sold its ultrasound operations (the holdings of a 100% in the shares of Diosonic) to General Electric in consideration for $228 million and registered capital gains of about $111 million. As a result of this sale the Company remained with liquid assets of some $200 million, out of which it distributed a dividend of $21.5 million. After the sale the Company remained with two subsidiaries:

      1) Elscint (in which it holds about 57%) is engaged in the development, production and marketing of advanced medical diagnosis systems: CT, gama cameras (MN) MRI and mammography. Elscint's shares are traded on the New York Stock Exchange with an average market value of Elscint for the period 9/28-10/8/98 (after the notice of the realization of the transaction of the CT and the MRI - see below) totaling some $173 million. The marketability of Elscint's shares is low and thus market value cannot be relied upon as a reasonable indication of its economic value.

            Recently, (September 1998) Elscint signed an agreement in principle for the sale of the CT division to Picker, in consideration for $275 million, and an agreement in principle for the sale of the MRI division and the distribution and service divisions in the field of nuclear medicine (NM) to G.E. Medical Systems in consideration for $100 million.

            On the completion of these transactions Elscint will remain mainly with liquid assets of some $250 million (taking into account the above considerations and estimated tax and reorganization expenses at a rate of some 33% of the consideration, plus production operations with subcontractors and an investment in a joint venture with the GE Group in the field of nuclear medicine, whose value is estimated at some $40 million based on a multiplier of about 16 and net expected representative earnings of some $2.5 million. Therefore, Elscint's value is estimated at some $290 million compared with shareholders equity on June 30, 1998, prior to the above transactions, totaling about $202 million.

      2) Elbit Medical Services (EMS), which is 100% owned is engaged in the operation of three medical diagnostic and treatment centers in Hungary and one center in India. EMS has marginal profitability and in view of its secondary importance in the valuation, the investment in it was valued at its balance sheet value as at June 30, 1998 totaling $16.5 million.

            Evaluation

            EMI shares are traded on the Tel Aviv Stock Exchange and on NASDAQ. Average daily trade in turnover is the Tel Aviv Stock Exchange during the months January to July 1998, where some $331 thousand and the average daily turnover on NASDAQ stood during that period at about $582 thousand. Despite the reasonable market turnover, there was an extreme condition in which the market value of EMI, about $200 million on average during the period 9/28 -10/8/98, was higher than the net monetary assets of this Company (about $147.1 million on 6/30/98) and does not correctly reflect the value of the investment in Elscint according to its net asset value.

            In view of the aforesaid, we valued EMI at net asset value, about 85% of which reflects the net financial assets in view of the above estimates. The following is the estimated value composition:

                                                           EMI
                                          Valuation   balance sheet
                                          ---------   -------------
                                               (NIS million)
                                          -------------------------

Surplus of Solo balance sheet assets
of EMI as at 6.30.98                        140.1(1)      134.7
Balance sheet value of investment in
EMS(2)                                       16.5          16.5
Value of investment in Elscint              165.3         115.0
                                          ---------   -------------
Value of EMI                                321.9         266.2
                                          =========   =============

            The value of Elron's investment (39.85%) in EMI's shares is estimated on this basis at some $128.3 million plus the investment in bonds totaling some $3.2 million, give a total investment of Elron in EMI of some $131.5 million.

            c) Elbit Ltd.

            Elbit Ltd. (hereinafter: "ELB") focuses its business operations in the field of communications of local networks and access products to public networks in the field of projects and products in the telecommunication field. Elbit operates in the field of communications through the following subsidiaries:

      o Elbit Com (100% owned by "ELB"), whose only asset is an indirect holding of some 16.5% in Partner Communications Ltd., which on
            2.19.98 won the license for the third cellular operator in Israel using the GSM technology, and started marketing its services in October 1998.

      o Hynex (60% owned by ELB) - a company whose shares were acquired towards the end of 1996 in consideration for some NIS 27 million. The Company is engaged in the transfer of data in local and public communications networks using ATM technology. Hynex recently started selling its first product at a level which is as yet still not significant. The other shareholders in Hynex have an option to sell Elbit an additional 34% in consideration for NIS 31.8 million.

      o Cabeltel (100% owned by ELB) - is engaged in the field of transferring telephone conversations and data on a cable television network and connecting the network to the public telephone network ("WAN"). In

----------
(1) Balance sheet value, plus deposit in banks for giving loans to employees, which were deducted in the EMI balance sheet from its shareholders' equity.
(2)   Including a loan of some $7.3 million

            January 1995 it set up a company together with two Chinese companies which have licenses to build and maintain a communications network for the supply of cable television in the Province of Tiansin in China, a joint venture, whose goal is to market Cabeltel systems in China. The system is in the trial stages in China and has not yet received all the approvals required to operate. In addition, the venture is confronting competition on the part of companies which manufacture standard telephone equipment. In view of the aforesaid, the Company's operations are subject to uncertainty, both technologically and commercially.

            Moreover, ELB has operations in additional fields through the following affiliated companies:

            o Elbit Computerized Optical Testing Systems Ltd. - EVS ( some 54% owned by ELB), which is engaged in the development, production and marketing of computerized systems for optical testing used mainly for improving quality and discovering defects in production processes. EVS's shares are traded on the NASDAQ. The average market value of the Company (for the period 9.28-10/8/98) is about $12.5 million.

            o Inframatrix Inc (20% owned by ELB) is developing, producing and marketing thermal imaging systems based on infra-red technology. In the past Eblit held 100% of the shares of this Company and in September 1996 sold 80% of the shares in consideration for about NIS 96 million. The purchasers have the option to acquire the balance of Elbit's holdings in Inframatrix for $10 million.

            o Foxboro N.M.R Ltd. (25% owned by ELB) is developing applications for process control in the petrochemical industry.

            Up to the end of 1997 the Company operated a plant for Elbit CTV television sets, which operations were terminated. Most of the Company's operations today are carried out through EVS, while the balance of the companies are in product development stages and have not yet presented significant revenues.

            In addition to the above holdings Elbit holds some 20% of the shares of Histour Elbit, a travel agency controlled by Koor Tourist Enterprises (51%) and a member of the Koor Industries Group.

            ELB shares are traded on the Tel Aviv Stock Exchange and NASDAQ. The market value of the Company (according to average in the period 9/28-10/8/98) stands at some $55.2 million.

            A summary of the financial data of ELB, the development of its market value and the structure of its ownership are attached on the next page. As the main part of its investments do not yet express current profitability the business results of the past have a marginal effect from the value point of view.

            Valuation

            The marketability of ELB shares is comparatively low (the average aggregate daily turnover in NASDAQ and the Tel Aviv Stock Exchange are about $296 thousand during the period 1-7/98) and therefore there is difficulty in relying on the market value of the Company as a sole indication determining its economic value. In view of the description of the Company's operations as mentioned above, which reflect a high level of uncertainty regarding future profitability, we cannot rely on the cost of the investments in determining its value. Shareholders equity of ELB as at 6.30.98 totaled some $76.8 million.

            In view of the above considerations, and in view of its low weight of the investments of ELB in valuing the exchange ratio, we valued ELB in the field of its market value and balance sheet value at some $55.2 - $76.8 million. Elron's share (40%) of shareholders equity plus the value of the investment in bonds totaling some $1.8 million, therefore ranges in the field of $23.9 -$32.5 million.

            d) Chip Express Corporation

            The Company is developing a unique laser technology which enables it to reduce and speed up production processes of computer components. The Company operates in the U.S. and operates a development center in Haifa which employs some 50 people. Its annual sales turnover totals some $40 million. Among its main customers are Motorola, IBM, 3COM and others. On 6.30.98 Elron held some 36.8% of the Company's shares, after selling 10% of the shares in April 98 to the giant communications and software company Losnet in consideration for $10 million. In view of the small weight of the investment in the exchange ratio valuation and as no information has come to our knowledge which shows that the updated value of the Company is different from the value on which the price of the transaction is based, the value of Chip Express was estimated according to this transaction at some $100 million. The share of Elron in this Company is $36.8 million.

Table to be included

            e) Mediagate N.V.

            Mediagate develops a modem server which will enable direct access to the Internet from any existing means of communications, including personal computers, telephones, videophones and fax machines. To date the Company has not yet registered any revenues whatsoever, and its products are in the field trial stage prior to their first sales. It should be mentioned that the Company received initial orders at a level of some millions of dollars.

            Mediagate was valued by us at some $60 million, based on a private placement carried out in April 1998, according to a company value of $62 million (out of the money), and based on the transaction on August 1998 in which Clal Electronic Industries purchased 10% of Company's shares in consideration for about $22 million (reflects a Company value of about $60 million). This method was used in view of the small weight of the Mediagate investment in valuing the exchange ratio and as no information came to our notice which shows that the updated value of the Company is different from the value inherent in the prices of the above-mentioned transactions. Elron holds some 39% of the Company's shares and therefore the value of its share in the Company is some $23.5 million.

            f) Zoran Corporation

            A Company for developing and producing printed circuits. It develops and markets advanced digital signal processing (DSP), very large scale integration (VLSI) to compress pictures and voice for multi-media, and electronic consumption products.

            The Company's shares in which Elron holds some 16%, are traded on the NASDAQ and they have a fairly low level of marketability (the average daily turnover of some $1.5 million during the period 1-7/98). Therefore, we valued the Company according to its market value at some $60.8 million (average of the period 9/28-10/8/98). The value of Elron holdings (some 16.21%) is $9.9 million).

            g) Netvision Ltd.

            Netvision holds some 50% of the Internet access services market in Israel and operates additional on-line services including Intranet and Electronic Trading. The Company has about 60 thousand subscribers.

            In January 1998 Tevel purchased 33.3% of the Company's shares in consideration for $10 million. The Company has an option program for its employees, which if exercised, will dilute Tevel's holdings to about 26.7%. In view of the small weight of the investment in Netvision in the valuation of the exchange ratio, and as no information came to our knowledge which shows that the updated value of the Company is different from the value inherent in the price of that transaction, the value of the Company was based on this transaction (fully diluted) at some $37.5 million. Elron's share (32.33% directly and 25.92% after being fully diluted) totals some $9.7 million.

      D. Ilanot Batucha Investment House Ltd.

            1) Background

            The importance of Illanot Batucha Investment House Ltd. (hereinafter: "Illanot Batucha" or "The Company") in valuing the exchange ratio stems from the difference in the rates of holdings between the companies as 50% of the shares held are held by Discount Investments and PEC does not hold any shares in the Company. Illanto Batucha is engaged in managing securities portfolios, managing mutual funds and provident funds, coordinating and underwriting issues and brokerage. In addition the Company manages its Nostro portfolio. The Company operates in the present structure as of December 31, 1996 as a result of a merger between Batucha
            Securities and Investments Ltd. and "Ilanot - the Mutual Fund Management of Discount Ltd.". Ilanot-Batucha is a member of the Tel Aviv Stock Exchange, (hereinafter: "The Stock Exchange"). The Company employs some 160 people and operates from its head office in Tel Aviv and 6 branches, of which 2 are in Tel Aviv and branches in Ramat Hasharon, Haifa, Jerusalem and Kiryat Motzkin.

            Recently a transaction was completed in which the Company purchased for NIS 86 million 100% of the shares of Y.L.R. Capital Markets
            (1992) Ltd. which were held by B.D.L. Securities a member of the I.D.B. Holding Corporation Ltd. Group.

            On September 9 1998 a transaction in principle was approved according to which shares comprising 33.33% of the share capital of the Company were allocated to Israel Discount Bank Ltd. (hereinafter: "the Bank"). In consideration for the share allocation, the portfolio management operations of Tachlit Consulting and Investment Management Company Ltd. (a subsidiary of the Bank) will be merged with the portfolio management operations of the Company, the underwriting activities of Discount Capital Markets and Investments Ltd. (a subsidiary of the Bank) will discontinue and will be carried out by the Company and the Bank will invest in the Company over a period to be agreed upon, the distribution fees which will be paid it for the distribution of mutual funds in the management of Ilanot Discount Ltd. and for underwriting operations which will be carried out in the framework of the Company - with a change in the existing distribution agreement between the Bank and Ilanot Discount Ltd.

            It was decided, that the consideration for the allocation totaled a third of the value of the Company as valued by a professional opinion, and therefore, in the event that the asset value described above will be lower than that, the Bank will invest the difference in cash. The transaction is subject to the signature of the detailed agreements and the approvals as required.

            A summary of the Company's financial statements and the structure of its ownership are attached on the next page.

PAGE 56 TABLE

                      ILANOT-BATUCHA INVESTMENTS HOUSE LTD.
                                 Summary of Data
                        (in thousands of shekels of 6/98)

                   Condensed Consolidated Statements of Income

                                             1-6/98      1-6/97      1997        1996        1995
                                             ------      ------      ----        ----        ----
Commissions and consulting revenues          45,690      38,433      84,164      73,547      92,570
Financing revenues                            6,525       4,608      11,830      12,181      18,238
                                            -------     -------    --------     -------     -------
Total revenues                               52,215      43,041      95,994      85,727     110,808
Management fees to holding companies         (9,031)     (5,637)     (9,924)     (5,797)     (9,785)
Costs and other expenses                    (43,197)    (37,367)    (85,608)    (84,198)   (101,492)
                                            -------     -------    --------     -------     -------
Operating earnings (loss)                       (13)         37         462      (4,268)       (469)
Other financing revenues (expenses), net         45        (889)       (929)       (200)        (28)
                                            -------     -------    --------     -------     -------
Earnings (loss) before taxes                     32        (852)       (467)     (4,468)       (497)
Taxes on income                                (772)       (345)       (977)       (586)     (1,374)
                                            -------     -------    --------     -------     -------
Net loss                                       (740)     (1,197)     (1,444)     (5,054)     (1,871)
                                            =======     =======    ========     =======     =======
Net profit (loss) before management
fees*                                         3,926       1,613       3,437      (2,430)      2,935
                                            =======     =======    ========     =======     =======

* Excluding a management fee of NIS 1 million per year before tax, that were not added to the earnings as they represent an estimate of certain services given by the holding companies.

                      Condensed Consolidated Balance Sheet

                                                              6/30/98   12/31/97
                                                              -------   --------
Current assets                                                222,035    247,797
Long-term receivables                                           3,374      3,855
Fixed asset                                                    13,222     11,479
                                                              -------   --------
Total                                                         238,631    263,132
                                                              =======    =======

Current ratio                                                    2.32       2.07

Current liabilities                                            95,794    119,642
Tax provision                                                     213        124
Shareholder's equity                                          142,624    143,366
                                                              -------   --------
Total                                                         238,631    263,132
                                                              =======    =======

Financial leverage                                               None       None

---------------------------------------
Ownership structure as at 19/8/98 (%):
Discount Investments                 50
Clal Capital Market                  50
                                    ---
                                    100
                                    ===
---------------------------------------

* A company within the Clal (Israel) Group.

            2) Financial Analysis

            a) Revenues and Profitability

            Ilanot-Batucha is engaged, as mentioned, in a range of operations in the capital markets. In 1997 the Company's net earnings before management fees to the holding company totaled about NIS 3.4 million as compared with net loss as mentioned totaling some NIS 2.4 million in 1996 and net earnings of about NIS 2.9 million in 1995(1).

            The following are details regarding the structure of the Company's profitability:

            (1) Revenues from commissions and consulting

                                            1997                      1996

                                    NIS thousand      %       NIS thousand     %
                                    ------------    ---       ------------   ---
Management of mutual funds
and provident funds                    49,248        59          40,095       55
Commissions from managing
clients portfolios                     30,612        36          29,616       40
Distribution and underwriting
commissions                             3,320         4           3,248        4
Consulting                                984         1             588        1
                                    ------------    ---       ------------   ---
                                       84,164       100          73,547      100
                                    ------------    ---       ------------   ---

            The Company manages through a subsidiary in Ilanot Discount Ltd. 39 mutual funds, whose total assets as at December 31, 1997 reached some NIS 3.5 billion, which is about 70% of the volume of the funds assets in Israel. The volume of the assets on June 30, 1998 totaled some NIS 3.7 billion which is about 14.3% of total funds assets in Israel. The Company's revenues from this source are from management fees (at a rate of 0.25% - 0.75% per year) and a rate of increase (0.25% - 1.5%) collected from the purchasers of units at the time of their acquisition (in some of the funds, the purchase of units is exempt from this addition). The Company significantly increased its market share in 1997 (from about 14% to about 17%) due to the success of its shekel mutual fund. The level of revenues between this fund is lower than the level of revenues from other funds.

            Moreover, the Company managed through its subsidiary (100%) Ilanot Batucha Provident Ltd., 8 provident and severance pay funds. The size of the provident and severance fund is estimated at some NIS
            0.3 billion.

            On August 16, 1998, an agreement was signed between the Company and Clal Insurance Company Ltd., according to which the Company will sell all its holdings in Ilanot Batucha Provident in consideration for NIS 3,750

----------
(1) All the financial data for the period 12/31/96 include the data of the two merging companies (basis pooling of interests) thousand linked to the consumer price index of May 1998, plus the value of the surplus assets, net, of Ilanot Batucha Provident. The total consideration, less tax applying to the transaction is estimated at some NIS 4.4 million as compared with the negative market value of the investment totaling some NIS 0.9 million.

      Managing customers portfolios is carried out in the Company itself, mainly through external portfolio managers or by the clients. The Company's revenues in this field are a purchase and sales commissions (0.2% - 0.7% of the transaction price) and guardianship fees (up to 0.1% of the average value of the portfolio). Clients whose files are managed by the Company pay, in addition, management fees at a rate of up to 2.4% pa. The average rate of commissions is half of the above mentioned ceiling. The volume of the portfolio assets in June 1998 totaled some NIS 2.4 billion.

      Operations in the underwriting field are carried out through a subsidiary (100%) Ilanot Batucha Underwriting Ltd.

      On July 21, 1998 an agreement between the Company (through a subsidiary) and Clal Capital markets went into effect, according to which Clal Issuers (a company wholly owned by Clal Capital Markets) will cease operations in the underwriting field and will transfer them to the Company in consideration for NIS 4.9 million. Concurrently, Clal (Israel) Ltd. undertook with regard to itself and regard to its wholly owned subsidiaries, that for a period of 4 years it will not compete with the Company in the field of underwriting.

      For the period January - June 1998 revenues from commissions and consulting totaling NIS 45,690 thousand which are an increase of some 19% as compared with equivalent period in the previous year (NIS 38,433 thousand).

2)    Financing revenues, net
      Composition:

                                                            1997            1996
                                                            ----            ----
                                                                NIS thousand
                                                                ------------
Earnings from marketable securities                        5,724           7,301
Interest from shekel deposits                              4,119           1,806
Interest from clients(1)                                   1,636           2,019
Companies in the Clal Group, net                            (408)            766
Others                                                       759             289
                                                         -------         -------
                                                          11,830          12,181
                                                         =======         =======

(1) The Company usually grants its clients unlinked credit and issues guarantees for them to secure their liabilities to third parties

      During the first half of 1998 net financing revenues increased at a rate of about 42% and aggregated some NIS 6,525 thousand, as compared with about NIS 4,608 thousand in the previous year.

3) Costs and expenses
   Composition:

                                                                  1997      1996
                                                                  ----      ----
                                                                  NIS thousand
                                                                  ------------
Wages and salaries                                              30,261    35,325
Rent and maintenance of office                                  13,554    12,082
Management fees to parent companies(1)                           9,924     5,797
Commissions and management fees to
banks(2)                                                        12,154     8,689
Computer services                                                9,010     9,369
Commissions and levies to Stock Exchange                         5,802     4,473
Professional services                                            2,793     2,769
Advertising, marketing and public relations                      7,429     3,896
Others                                                           4,605     7,595
                                                                ------    ------
                                                                95,532    89,995
                                                                ======    ======

      (1)   Management fees in the past were close to the net earnings.

      (2) Bank Discount is a banker which is the main distributor of most of the funds, its clients hold a considerable part of the investments managed by the Company. Bank Discount receives commissions for the distribution of these units at a rate of 50% of the rate of increase collected from the purchasers of the units through it, and not less than 0.25% of their price. In addition, the Bank receives distribution commissions at a rate of 0.5% pa. from the average volume of the assets of those finds.

      During the first half of 1998 costs and expenses totaled NIS 52,228 thousand, which is an increase of 21% as compared with equivalent period in the previous year.

4) Taxes

      The Company and three of its subsidiaries are financial institutions and the tax rate on their revenues is 45.3%.

      The Company has losses for tax purposes of considerable amounts for which it does not carry out a tax allocation in view of the opinion of its managers that such set-offs are not likely in the near future.

b) Balance Sheet Analysis

      Current assets as at June 30, 1998 include mainly liquid assets, of which investments in marketable securities (most of them in Maof shares) of NIS
      119.8 million and a short-term deposit (mortgaged to the Maof Clearing House) totaling some NIS 34.9 million. Fixed assets, totaling some NIS
      13.2 million including mainly office equipment and vehicles.

      Most of the current liabilities are unlinked loans from companies in the Clal Group totaling NIS 53.3 million which bear interest at a rate of 12.46%-14.4%. Moreover, the Company has liabilities relating to Maof options of some NIS 22.5 million. Shareholders equity as at June 30, 1998 totaled about NIS 142.6 million (about NIS $38.9 million), which comprise about 60% of the total balance sheet.

3) Evaluation

      The best method from a theoretical point of view to value companies operating as going concerns, is the discounted cash flow method. Nevertheless, this method is not suitable in our opinion to value Ilanot Batucha, due to the considerable difficulty in forecasting its cash flows, in view of the character of the branch in which it operates - the capital markets, which is a branch with many changes, and fluctuations in its revenues are very considerable. Moreover, the Nostro operations contributed considerably to the Company's profits in recent years. These characteristics are also similar to other companies operating in the capital markets field. Therefore, we estimated the value of Ilanot Batucha's operations in the capital markets by a comparison of multipliers of shareholders equity of a number of companies operating in the branch and traded on the Stock Exchange. The average capital multiplier of the above companies which are characterized by a range of fields of activities similar to those of Ilanot Batucha is some 1.2-1.3. A summary of the comparative data appears in table 4 on page 67. In view of the advantages of size(1) compared to the average comparative group, we think that a capital multiplier suitable for the Company ranges between 1.4-1.5. The value of the investment in Ilanot Batucha Provident was valued according to a selling price to Clal Insurance less tax according to the transaction in August, 1998.

      An additional indication to the capital multiplier suitable for the Company can be found in the transaction of the purchase of Y.L.R. described above. Y.L.R's shareholders' equity on 6/30/98 totaled some NIS 55 million and therefore this transaction embodies a multiplier of shareholders equity of 1.56.

      The following is the composition of the estimated value:

                                                         Balance
                                                          sheet      Economic
                                                          value        value
                                                       -----------   -----------
                                                            (NIS millions)
                                                       -------------------------
Values of operations in the field
of the capital market                                    143.5       200.9-215.3
Value of the investment of
Ilanot Batucha Provident                                  (0.9)          4.4
                                                      -----------    -----------
                                                         142.6       205.3-219.7
Value in millions of dollars as at 6.30.98                38.9        56.0-59.9
                                                      ===========    ===========
----------
(1) Therefore, for example, the average revenues from services in the group of comparative companies (excluding Gachelet) stands at some NIS 8.5 million during the period 1-6/98, and some NIS 19.9 million for 1997 as compared with about NIS 45.7 million and about NIS 84.2 million respectively, for Ilanot Batucha.

PAGE 61 TABLE

 INDICATORS FOR VALUE MULTIPLIERS OF COMPANIES OPERATING IN THE CAPITAL MARKETS
                  WHOSE SHARES ARE TRADED ON THE STOCK EXCHANGE

                               Average Market Value  Own Equity Multiplier   Net Earnings     Earnings Multiplier
                                                                                           (According to 1997 earnings)
                               --------------------  ---------------------  -------------  ----------------------------
                     Own Equity  9/8/98-              9/8/98-                                  9/8/98-                  ? in the
                        As at    10/8/98    7-9/98    10/8/98    7-9/98     1997    1-6/98     10/8/98    7-9/98      Stock Exchange
                       6/30/98 --------------------  ---------------------  -------------  -----------------------------------------
                     ($ Million)     ($ Million)                             ($ Million)
Company Name
Analyst*                 19.0      19.9      26.1       1.0       1.4       3.9       1.1         5.1       6.7                 ?
Excellent                10.7      13.6      14.6       1.3       1.4       1.2       0.5        11.2      12.1
Gachelet                 24.4      31.8      38.9       1.3       1.6       3.4       2.3         9.4      11.4                 ?
Dovrat Shrem
Investments               8.4      13.6      14.9       1.6       1.8       1.4       0.5         9.9      10.8
Merkazit securities      19.4      18.3      20.1       0.9       1.0       1.3       0.1        14.3      16.0
Nessuah                  11.5      11.8      12.2       1.0       1.1       1.2      (0.2)        9.7      10.0
Sahar Securities**       13.3      14.4      14.4       1.1       1.1       1.3       0.6         8.6      10.4

Arrithmetic average                                     1.2       1.3                             9.7      11.1

Weighted average to                                     1.2       1.3                             9.0      10.4
size of equity

* Due to the existence of securities valued at NIS 27.6 Million presented in financial statements at their value (fixed investment), while the market value is greater than the book costs by about NIS 8.8 million, shareholders equity in the Table was increased by about $2.4 million, as compared to the equity in the financial statements as at 6.30.98

** The value is fixed based on the sale transaction of 70% of the equity and 75% of the voting rights to Gmul Investment Company in August 1998 in consideration for the equity plus NIS 2.8 million (a total consideration about 10.1 million dollars). It should be emphasized that we did not consider value of the controlling interest in this deal.

E. General indications in the field of the Value of Cellcom (Israel) Ltd. which is not a valuation

1) Background

      Cellcom is in the process checking the possibility to carry out an initial issue of its shares to the public in the US. In accordance with the rules in the U.S. there are limitations on the publication of data and evaluations regarding a Company which intends to make an issue (Cellcom) before carrying out the issue process to the public.

      In view of the aforesaid, we were directed by those who ordered this work, that when determining the exchange ratio a valuation of Cellcom should not be performed, but to use general indications only for the value of this Company, which was based on a comparison of acceptable value multipliers of similar cellular phone companies abroad, on analysts reports published regarding Cellcom and on the financial statements of Cellcom published to the public.

      We should state that the investments of Discount Investments and PEC in Cellcom are material to their economic value, but have little effect on the exchange ratio due to identical holdings in this Company.

      In view of the instructions we received, we did not carry out a valuation and we did not apply all the other procedures regarding this investment. The following is a description of the method of determining the general indication of the value of Cellcom used for the purpose of calculating the exchange ratio.

2) A comparison of the acceptable multiplier value of similar cellular companies abroad.

      For the purpose of calculating the indication for the value of Cellcom we chose to relate to a group of six cellular companies in Europe. We should mention that in our estimate the comparison of the cellular market in the U.S. is less relevant for a number of significant reasons:

      o The method of payment acceptable in the US is "the cellular subscriber pays". i.e., the payment for an incoming call is imposed on the recipient and therefore many subscribers tend to close the instrument (or use a beeper to receive a warning of the requested call) and thereby reduce the use of the cellular telephone. On the other hand, in Europe and Israel the method of "the person contacting pays", which encourages the use of cellular telephones.

      o The deployment of cells in many areas in the US are considerably limited as compared with Europe and Israel so that the sound quality is lower which reduces the demand for the service.

      o The US has a fairly high proportion of old analog networks, which have a limited potential for advanced services. On the other hand, in Europe most of the suppliers use digital technology and in Israel today all the suppliers use digital technology (including Pelephone which is shortly to launch a CDMA network with a capacity of about 1 million subscribers).

      o In a number of areas in the U.S. the rate of subscribers relinquishing their line is considerable (up to about 30% in certain areas), while the extent of relinquishing and the transfer between companies in Israel is a few percent only. The cost of relinquishing in the U.S. is lower, among other things because in many cases there is no need to change the instrument (there is no compulsory installation of a hand-free appliance in the vehicle) and because there is no need to exchange the number in a transfer between supplier, contrary to what is acceptable in Israel.

      In view of the difference in the structure of the cellular market in the U.S. and Europe, and as the market in Israel is more similar to the European market, a sample of European cellular companies which are traded both on the European and U.S. stock exchanges was chosen.

      For the purpose of calculating the indication we calculated two types of acceptable multipliers to cost cellular companies: The multiplier of the value per subscriber and the multiplier per EBIDTA.

      The following is data regarding six companies taken for the purpose of comparison.

                                                                     Company value multipliers
                                                                     -------------------------
                                            Estimate of
                                               No. of      Average
                             Traded on      subscribers    Company                    No. of
                              stock          Q4/1998(1)     value(2)     To        subscribers
Company        Country       exchange      (thousand)    ($ million)   EBITDA(3)    Q4/1998
-------        -------       --------      ----------    -----------   ---------    -------
Netcom         Norway        Oslo             487           1,338       16.4        2,746.2
Europolitan    Sweden        Stockholm        529           3,096       20.4        5,858.1
Telcel         Portugal      Lisbon           954           2,455        9.6        2,572.2
Tim            Italy         Milan         10,923          39,757       11.8        3,639.6
Vodophone      Britain       NASDAQ,        5,550          34,125       18.7        6,148.6
                             London
Stet Hellas    Greece        NASDAQ           524           1,994       12.1        3,802.8
                             Amsterdam
                                                                        ----        -------
Average                                                                 14.8        3,190.2(4)
                                                                        ====        =======

----------
(1)   Source: Average reports of analysts who review the companies
(2) Value of the company (Enterprise Value) according to the rates of the shares during the period 9/28-10/8/98
(3) Based on EBITDA (operating profit before depreciation and amortization) expected for 1998 according to an average forecast of analysts who reviewed the companies.
(4) Average does not include extraordinary multipliers of Europolitan (which is likely to be affected by the potential growth in the number of subscribers resulting from the low market share of the company compared to comparative groups and the expectations of its increase) and Vodaphone (which is likely to be effected by the potential growth of the number of subscribers resulting from its shares in companies and cellular developers outside Britain).

      For the purpose of obtaining an indication of the value Cellcom from these multipliers we use the data of EBITDA of Cellcom for the first half of 1998, grossed up on an annual basis and an estimate of the average number of subscriber in 1998 according to known data at the date of preparing the work. From the value of the Company we deducted the net financial liabilities as at 6/30/98 in order to receive an indication of the value of its shareholders equity. The basic indication of the value of Cellcom according to the multiplier of the value per subscriber is NIS 10,176 million, and according to the EBITDA some NIS 10,860 million.

      In addition, in view of the fact that the investment in Cellcom is not marketable and not liquid, while the shares in the comparative group are marketable, we deducted 15%-25% from the basic indication calculated in order to reflect the difference between Cellcom and the comparative group. The range of the rate of discount estimated is based on researches carried out on this matter mainly in the U.S.(1) and on the characteristics of investments of Discount Investments and PEC in Cellcom. Most of the researches are engaged in a comparison of the price in which private transactions are carried out in block shares for identical share prices in the same day in the stock exchange. From these researches we can see that the rate of discount is liable to range in a wide field between a few percentages up to 85%. The rate of discount increases as long as the marketability of the share is lower. On the other hand, as long as the investor in the blocked shares can have control and influence the company, and as long as the company is larger and more stable, the discounted price is smaller. In the case before us the share is not marketable at all (a factor which increased the rate of discount required), but Cellcom is a Company with a fairly large volume of operations and profitability and has high financial stability. Moreover, Discount Investments and PEC have a significant influence on Cellcom (factors which operate to reduce the rate of discount).

      On the basis of the above principles the indication for the value of Cellcom according to a multiplier of the value of per share is in the range of NIS 7,632 - NIS 8,650 million, and the indication to the value according to the EDBITDA multiplier is in the range of NIS 8,145 - NIS 9,230 million.

3) Additional indications regarding the value of Cellcom according to the reports of analysts who reviewed Discount Investments

      In addition to the comparison with cellular companies in Europe as an additional indication to the value of Cellcom, the following are updated values to the value of Cellcom published in the analysts reports:

Investment House               Date of valuation              Value of Cellcom
----------------               -----------------              ----------------
                                                               (NIS million)
Sahar                               8.23.98                         7,000
Ofek                                 9.8.98                         4,438
Lehman Brothers                     9.14.98                         7,675

----------
(1)   See a leading article in the field:
      Silber William L. "Discounts on Restricted Stock: The Impact of liquidity on Stock Prices" Financial Analysts Journal, July-August, 1991, pp 60-64.

Ilanot Batucha                      9.17.98                         5,400
Bank Hamizrahi                      9.24.98                         4,100
Metav                               9.28.98                         5,000
                                                                    -----
Average                                                             5,602
                                                                    =====

4) Summary of the indications of the value of Cellcom for the purpose of the valuation of the exchange ratio

                                                                   NIS million

Indication of the value of Cellcom
according to the multiplier value of a
subscriber(1)                                                      7,632-8,650

Indication of the value according to the EBITDA
multiplier(1)                                                      8,145-9,230

Indication of the value according to analysts' values                 5,600

Average indication of the value                                       7,476
                                                                      =====

----------
(1) Taking into account the discount of 15%-25% from the basic indication due to the lack of marketability and the lack of liquidity of the investors in Cellcom as compared with a comparative Group.

                                  APPENDICIES

                                 Appendix No. 1

Structure of holdings in Discount Investments before and after the merger

Discount Investments

                        -------------------------    ------------------------
                          Before the transaction       After the transaction
                        -------------------------    ------------------------
                        Shares of NIS     Rate of     Shares of NIS  Rate of
                         1 par value      holding     1 par value    holding
                         ----------       ------      ----------     ------
IDB Development          15,404,752        54.29%     32,795,345      71.66%
Others                   12,972,341        45.71%     12,972,341      28.34%
                         ----------       ------      ----------     ------
                         28,377,093       100.00%     45,767,686     100.00%
                         ==========       ======      ==========     ======

PEC
                          Shares of      Rate of     The number of shares of
                        $1 par value     holding     Discount Investments which
                                                     will be issued to IDB
                                                     Development:
                                                     17,390,593

IDB Development          14,937,792        81.35%
Others                    3,424,396        18.65%
                         ----------       ------
                         18,362,188       100.00%
                         ==========       ======

 The exchange ratio of the net assets of Discount Investments as compared with value of the net assets of PEC 1.327.

                                 APPENDIX NO. 2

A. Comparing level of marketability of Shares of Discount Investments and PEC.

B. Development of ratio of value of Discount Investments according to share prices on the stock exchange.

      [GRAPHS OMITTED]

                                 APPENDIX NO. 3

                     OPINION OF APPRAISER MR. ALFRED IRANI

          [LETTERHEAD OF A. IRANI CIVIL ENGINEER REAL ESTATE APPRAISER

                                                                October 15, 1998
                                                              Our ref.: 98-1447A

Prof. Itzhak Swary,
Itzhak Swary Ltd.,
3 Daniel Frisch Street,
Tel Aviv.

Dear Sir,

      RE: ESTIMATE OF VALUE OF RIGHTS IN REAL ESTATE ASSETS
            OWNED BY COMPANIES IN THE PROPERTY & BUILDINGS
                        CORPORATION LTD. GROUP

1. I was requested by you to estimate the value of the rights in a list of properties presented to me, belonging to various companies, as detailed in Appendix A' attached hereto.

2. The value estimates appearing in Appendix A' are based on data included in prospectuses and in the Immediate Reports which public companies in the Group published, as detailed in Appendix B' of the data, and clarifications given to us by the Property & Building Corporation Ltd. through you, including:

      -     Details of the property.
      -     Location of the property.
      -     Areas of land and of buildings.
      -     Purpose (use) of the property.
      -     Legal state.
      -     Rent from revenue producing assets.

      In addition we were given data and details regarding rights of K.B.A. Ltd., detailed in an Appraisers Opinion handed to us dated August 15, 1997. I should state that I did not rely on the value mentioned in that Opinion for the purpose of my Opinion.

3. I must point out that the attached value estimates are not an Appraiser's Opinion pursuant to the provisions of the Land Appraisers Regulations, as we did not carry out some of the obligatory procedures required for a full Appraisers Opinion. (We did not visit the sites of the properties or the Local Planning and Building Committees connected with these properties).

4. We were not presented with documents relating to ownership/leasehold rights in the real estate.

5. Regarding the properties under construction, we based ourselves on the actual state of construction, according to data we received from the companies' representatives.

6. Estimates of the value were checked according to the three usual approaches in real estate appraisals:

      -     The comparative approach.
      -     The cost approach.
      -     The revenues approach.

      Each property was valued according to the most suitable approach for it.

      Furthermore:

      6.1 A property which can be compared with properties sold in the area, the value was checked using the comparative approach. This method was used to value most of the properties, including properties of the type detailed in clauses 6.2, 6.3 below.

      6.2 A property under construction, was values using the cost approach, i.e. the value of the land plus actual building costs and plus promoter's profit.

      6.3 The value of revenue producing properties was checked using the discounting of revenues approach.

7. The main parameters used in determining the value of the rights are as follows:

      a. Discount rate used for the purpose of determining value based on the revenues approach was taken in accordance with the type of property and ranged between 9.5%-11.0%. The discount rate for every property was determined according to the level of demand in the market for the type of property valued in that area, the existing level of rental occupancy, the connection between the rent received from similar properties and similar selling prices, and the level of risk existing in the rent received from the property. The lower the level of risk, the lower the discount rate.

      b. In valuing large sites in all types of properties, both revenue producing properties, offices and commercial areas, projects for residential purposes and vacant land, (1O-30)% were deducted from the basic value.
            Factors affecting the discount:
            Position of the property and the area in which it is situated. Existing level of activities in the area for that type of property. Area of the property - land and attachments (taking into account their age).
            Existing demand in the area for similar properties.
            Revenue producing properties - rate of occupancy and periods of rental.

      c. The discount taken into account in clause b above, including the effects of the delay factor in certain real estate on their value.

8. The properties valued, are detailed in Appendix A divided into groups according to the holding company, the type of property and its condition, properties whose value is higher than 5% of the value of all the real estate properties of Property & Building have been stated separately.

9. I agree that this Opinion of mine be mentioned and/or included in your Opinion which will be included in the Immediate Reports to be be published regarding the exchange transaction between I.D.B. Development Corporation Ltd. and the Discount Investments Corporation Ltd.

10. I hereby declare that I have no personal interest or share in the said property and that this evaluation is prepared according to the best of the my professional knowledge, understanding and experience.

                                       Yours sincerely,

                                                     (-)
                                       --------------------------------
                                                  A. Irani,
                                       Engineer & Real Estate Appraiser

Attached:   Appendix A - Details of value estimates according to property summaries.
            Appendix B - List of prospectuses and Immediate Reports used as a source for the valuation of the real estate.

                PROPERTY AND BUILDING AND 100% OWNED SUBSIDIARIES

                              Summary of properties
     (The balance sheet value and rental are in NIS thousands of June 1998)

Revenue-Producing Properties

                                                                                     Balance                             Appraiser's
                                        Units      Built      Rented                  value                                  Value
                                        under     up area      area        Rate of    6.30.98 Rent 1-6/98  Monthly rent    10.15.98
                                    construction  in sq. m.  in sq. m.    Occupancy (NIS '000) (NIS '000) Per sq. m.(NIS) (NIS '000)
                                    ------------  ---------  ---------    --------- --------- ----------- --------------- ----------
Center-commercial & offices (1)                    35,754     32,618        91%(1)   121,539    11,548        59             260,174
Center - for rent, commercial and
residence under construction              66        8,000                       0%     7,621                                  53,172
South & Jerusalem -Commercial                       1,783      1,783          100%     2,897       401        22               8,031
Profit not yet realized related to
revenue producing properties                                                          (570)
------------------------------------------------------------------------------------------------------------------------------------
Total                                     66       45,537     34,401           76%   131,487    11,949        58             511,377
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes revenue-producing properties under construction, at finishing stage, where 50% of it has been rented. Rate of occupancy in other properties is about 100%. Calculation of rental per sq. m does not include this asset.

Real Estate                                                Appraiser's Value
                                      Book                  As at 10.15.98
Location/Region                    (NIS '000)                 (NIS '000)
---------------                    ----------               --------------
----------------------------------------------------------------------------
Total                                 8,307                     83,074
----------------------------------------------------------------------------

----------------------------------------------------------------------------

Residential Construction in Process

                                       NIS thousands
                              ------------------------------
                                                                                     Land Appraiser's                        Total
                                        The share                                        Value as   Initiative Construction economic
                                       of the land                        Construction  at 10.15.98   profit      costs      value
Region                        Costs     In Costs    Advances       Net        Units      NIS '000    NIS '000    NIS '000   NIS '000
------                        -----     --------    --------       ---        -----      --------    --------    --------   --------
------------------------------------------------------------------------------------------------------------------------------------
Center                       16,719       4,801      18,349      (1,630)       112        20,169       2,054      11,918     34,140
------------------------------------------------------------------------------------------------------------------------------------

Inventory of Apartments
                                            Balance sheet    Appraiser's Value
                                               Value          As at 10.15.98
Region                    Units              (NIS '000)         (NIS '000)
------                    -----              ----------         ----------
------------------------------------------------------------------------------
Center                      10                 4,919              6,782
------------------------------------------------------------------------------

* Herzliya's center A+B, Nachalat Beit HaShoeva properties, Shadar and the new Em Hamosahavot Hatsafon.

** Appraiser's values, plus cost of construction and estimated initiative profit.

                              Summary of properties
   (The balance sheet value and rental data are in NIS thousands of June 1998)

Revenue Producing Properties

                                          Rate of                       Rented                    Balance value
                                         Holding in     Built up area     area        Rate of       30.6.98
                                        the Company       in sq. m.   in sq. m.      Occupancy     (NIS `000)
                                        -----------       ---------   ---------      ---------     ----------
Herzliya*                                 64.70%           48,894       45,960        94%           92,840
South -- industrial & commercial**        64.70%           44,211       40,401        91%           27,386
Center - offices and commercial           64.70%          101,180       90,727        90%          140,443
North-offices, industrial & commercial    64.70%          122,371      110,463        90%          198,987
Original difference related to??          64.70%                                                     1,695
---------------------------------------------------------------------------------------------------------------
Total                                                     316,656      287,551        91%          461,351
---------------------------------------------------------------------------------------------------------------

                                       Monthly rent                         Appraiser's Value
                                          1-6/98          Monthly rent        As at 15.10.98
                                        (NIS '000)       Per sq. m. (NIS)       (NIS '000)
                                        ----------       ----------------       ----------
Herzliya*                                 10,700                39                185,184
South -- industrial & commercial**         5,350                22                 85,863
Center - offices and commercial           16,631                31                270,038
North-offices, industrial & commercial    17,734                25                270,258
Original difference related to??                                                        0
---------------------------------------------------------------------------------------------
Total                                     49,415                29                811,342
---------------------------------------------------------------------------------------------

* 26,252 sq. m. in a capitalized lease and 22,642 sq. m. ownership, which are intended for commercial and industrial (High-Tech).

**    Includes 25% of the Science Industries Park properties.

Revenue- Producing Properties under Construction

                                                            Balance value          Appraiser's Value
                                  Rate of   Project area       30.6.98                As at 10.15.98
                                  holding      Sq. M.        (NIS '000)               (NIS '000)
                                  -------      ------        ----------               ----------
Center-offices, commercial,
industrial & storage              64.70%       67,760          74,561                   170,882
North -- industrial & commercial  64.70%        9,519           8,178                    14,668
Miscellaneous -- future planning  64.70%                          568                         0
Capitalizing finance              64.70%                          967                         0
-----------------------------------------------------------------------------------------------
Total                                          77,279          84,274                   185,550
-----------------------------------------------------------------------------------------------

Vacant land available for erecting Revenue- Producing Properties

South                             64.70%       66,050          17,668                    18,702
Center                            64,70%      112,882         143,555                    56,545
North                             64.70%      120,634          46,098                    45,104
Land earmarked for public areas   64.70%       43,849           3,062                         0
-----------------------------------------------------------------------------------------------
South - industrial                            343,415         210,383                   120,351
-----------------------------------------------------------------------------------------------

                                     GAV-YAM

                              Summary of Properties
   (The balance sheet value and rental data are in NIS thousands of June 1998)

Real Estate
                               Rights in the Land

                                                           Commercial      Balance Sheet            Appraiser's Value
                          Rate                             & Vacation     Value as at 6.30.98        As at 10.15.98
Location/Region         Of Holdings            Units        (Dunam)         (NIS'000)                 In NIS'000
---------------         -----------            -----        -------         ----------                -----------
South                    64.70%                  240                          1,947                     14,301
Center                   64.70%                  262                         41,527                     96,809
North                    64.70%                  234          183            18,843                     80,491
---------------------------------------------------------------------------------------------------------------------
Total                                            736          183            62,317                    191,600
---------------------------------------------------------------------------------------------------------------------

Residential Construction in Process                           NIS thousands


                            Rate of       Units                 The share
                          Holdings in     Under                  of land
Region                      Company    Construction    Costs     in costs     Advances       Net
------                      -------    ------------    -----     --------     --------       ---
Kiriat Motskin-Neve Ganim   64.70%          230       110,884     15,555      44,044        66,840
Center                      64.70%           72        33,336     11,412      13,840        19,496
--------------------------------------------------------------------------------------------------
Total                                       302       144,220     26,967      57,884        86,336
--------------------------------------------------------------------------------------------------

                               Land
                         Appraiser's Value  Initiative   Costs of        Total
                          As at 10.15.98     profit    construction  economic value
Region                       In NIS'000      NIS'000     NIS'000        NIS'000
------                      -----------     --------     --------       --------
Kiriat Motskin-Neve Ganim     42,171         4,217        95,329         141,717
Center                        26,659         1,320        21,923          49,902
-----------------------------------------------------------------------------------
Total                         68,830         5,537       117,252         191,619
-----------------------------------------------------------------------------------

* Appraiser's values, plus cost of construction and estimated initiative profit.

Inventory of Apartments

                              Rate of                   Balance      Appraiser's Value
                             Holdings in             Sheet value      As at 10.15.98
Region                        Company        Units    (NIS '000)       In NIS '000
------                        -------        -----    ----------       -----------
--------------------------------------------------------------------------------------
Kiriat Motskin-Neve Ganim      64.70%         37        19,153            22,515
--------------------------------------------------------------------------------------

                               HADARIM PROPERTIES
                              Summary of Properties

   (The balance sheet value and rental data are in NIS thousands of June 1998)

Revenue Producing Properties

                                                                        Rented                     Balance value
                                         Rate of       Built up area    area          Rate of         30.6.98
                                         Holding          in sq. m.   in sq. m.      Occupancy      (NIS `000)
                                         -------          ---------   ---------      ---------      ----------
Center - Offices                                           2,400        2,400           100%            3,674
Jerusalem-industry & offices *                             6,929        6,929           100%            5,020
-----------------------------------------------------------------------------------------------------------------
Total                                    90.00%            9,329        9,329           100%            8,694
-----------------------------------------------------------------------------------------------------------------

                                                                                  Appraiser's Value
                                         Monthly rent 1-6/98   Monthly rent        As at 15.10.98
                                            (NIS `000)       Per sq. m. (NIS)        (NIS `000)
                                            ----------       ----------------        ----------
Center  Offices                                 437                61                 13,055
Jerusalem-industry & offices *                1,329                64                 22,735
---------------------------------------------------------------------------------------------------
Total                                         1,766                61                 35,790
---------------------------------------------------------------------------------------------------

Includes 25% of the Science Industries Park.

Revenue Producing Properties under construction

                                                                     Balance value   Appraiser's Value
                                        Rate of     Project area       30.6.98        As at 15.10.93
Region                                  Holding      (sq. m.)         (NIS `000)       (NIS `000)
------                                  -------      --------         ----------       ----------
------------------------------------------------------------------------------------------------------
Center & Jerusalem - offices and
commercial                              90.00%       12,810            59,339           67,840
------------------------------------------------------------------------------------------------------

Vacant Land
------------------------------------------------------------------------------------------------------
North                                   90.00%      337,400            12,042           91,675
------------------------------------------------------------------------------------------------------

                                      NAVE

                              Summary of Properties
   (The balance sheet value and rental data are in NIS thousands of June 1998)

Real Estate

                                                                          Rights in the Land
                                                    -------------------------------------------------------------
                                       Balance Sheet
                                         Value as   Residence  Area with           Commercial        Vacation &    Appraiser's Value
                                Rate     at 6.30.98    Area    no Zoning               area         Parking area      as at 10.15.98
Location/Region             of Holdings  (NIS '000)   (Dunam)   (Dunam)  Units    (built sq. m.)    (built sq. m.)     In NIS '000
---------------             -----------  ----------   -------   -------  -----    --------------    --------------     -----------
------------------------------------------------------------------------------------------------------------------------------------
Center                         90.00%      212,345      36+       12+     512+          350+             3,130           255,553
------------------------------------------------------------------------------------------------------------------------------------

Residential Construction in Process


                             NIS thousands
              -------------------------------------------                     Land                       Addition of
                Rate of               The share                          Appraiser's Value     Cost of    initiative       Total
              Holdings in              of land                            As at 10.15.98    construction    profit    economic value
Region          Company     Costs     in costs   Advances   Net      Net   In NIS '000        NIS '000     NIS '000      NIS '000*
------          -------     -----     --------   --------   ---      ---   -----------        --------     --------      ---------
------------------------------------------------------------------------------------------------------------------------------------
Center           90.00%     87,434     34,828     54,915   32,519  86,336     78,107           52,606        4,366        135,079
------------------------------------------------------------------------------------------------------------------------------------

Inventory of Units


                     Rate of                 Balance sheet value     Appraiser's Value
                    Holdings in                as at 6.30.98          As at 10.15.95
Region               Company        Units       (NIS '000)             (NIS '000)
------               -------        -----       ----------             ----------
--------------------------------------------------------------------------------------
Center               90.00%          15          13,632                  17,455
--------------------------------------------------------------------------------------

* Appraiser's values, plus cost of construction and estimated initiative profit.

                                       GAD

                              Summary of Properties
   (The balance sheet value and rental data are in NIS thousands of June 1998)

Revenue Producing Properties


                            Rate of                       Area                   Balance value
                            Holding in   Built up area   Rented      Occupancy      30.6.98
                          the Company      in sq. m.    in sq. m.       Rate       (NIS '000)
                          -----------      ---------    ---------       ----       ----------
Office center                  90%           1,980        1,980         100%         5,330
Jerusalem -Industrial          90%           4,800        3,600          75%
Other                          90%             255            0           0            431
-----------------------------------------------------------------------------------------------
Total                                        7,035        5,580          79%         5,761
-----------------------------------------------------------------------------------------------

                                                                           Appraiser's Value
                            Monthly rent 1-6/98    Monthly rent            As at 15.10.98
                                 (NIS '000)        Per sq. m. (NIS)            (NIS '000)
                                 ----------        -----------------           ----------
Office center                      925                  78                       16,685
Jerusalem -Industrial              245                  11                       11,624
Other                                0                   0                        3,539
-----------------------------------------------------------------------------------------------
Total                            1,170                  35                       33,848
-----------------------------------------------------------------------------------------------

Revenue Producing Properties under construction

                                        Balance value         Appraiser's Value
              Rate of                     30.6.98              As at 15.10.98
              Holding                   (NIS '000)               (NIS '000)
              -------                   ----------               ----------
--------------------------------------------------------------------------------
Jerusalem      90%                        25,112                   34,103
--------------------------------------------------------------------------------

Real Estate

                                                  Rate of        Balance value   Appraiser's Value    Cost of          Total
                                                 Holding in        30.6.98        As at 15.10.98    Construction  economic value
Location/Region                                  the Company      (NIS '000)        (NIS '000)        NIS '000        NIS '000
---------------                                  -----------      ----------        ----------        --------        --------
Jerusalem **                                         90%           140,547            78,657                           79,002
Center ***                                           90%            70,012           137,329           17,033         154,362
For the purpose of the consolidated -
canceling interest capitalization                                   -6,826
Original difference in properties and building
for Gad                                                                476
--------------------------------------------------------------------------------------------------------------------------------
Total                                                90%           204,209           215,986           17,033         233,364
--------------------------------------------------------------------------------------------------------------------------------

* Assessed value plus cost of building of project in process of being built.

** Including properties in a consolidated company of Gad, held at a rate of 67%. The economic value including Appraiser's value and properties not assessed by the Appraiser and taken at the balance sheet value in the sum of NIS 345 thousand.

*** Includes properties in consolidated company of Gad, held at the rate of 75%.

Residential Construction in Process                          NIS thousands


              Rate of                                          The share
             Holding in       Units under                     of the land
             the Company      Construction        Costs         Costs           Advances             Net
----------------------------------------------------------------------------------------------------------
Jerusalem                          22             14,286        5,154            11,512             2,774
----------------------------------------------------------------------------------------------------------

                               Appraiser's Value                                Building                   Total
                                As at 15.10.98           Daily profit            cost                  economic value
              Finish rate           NIS '000                NIS '000            NIS '000                NIS '000
-----------------------------------------------------------------------------------------------------------------------
Jerusalem                            12,468                   403                9,132                    22,003
-----------------------------------------------------------------------------------------------------------------------

Inventory

                Rate of             Type of                      Balance value    Appraiser's Value
               Holding in          Ownership                         30.6.98       As at 15.10.98
             the Company     (ownership/lease type)    Units      (NIS '000)          NIS '000
----------------------------------------------------------------------------------------------------
Jerusalem         90%                                    1             284              789
----------------------------------------------------------------------------------------------------

* Appraiser's value, plus to the cost of building and estimated daily profit.

                                      ISPRO
                           Summarization of properties
   (The balance sheet value and rental data are in NIS thousands of June 1998)

Revenue Producing Properties

                                        Rate of                          Area
                                       Holding in       Built up area   Rented      Occupancy
                                      the Company          in sq. m.    in sq. m.      Rate
                                      -----------          ---------    ---------      ----
South - industry                         70.46%             60,879       51,124          85%
Center - offices and commercial          70.46%                567          484          85%
Center - industry*                       70.46%             28,910       28,200          98%
Original difference related to ??        70.46%
------------------------------------------------------------------------------------------------
Total                                                       90,356       79,808          88%
------------------------------------------------------------------------------------------------

                                      Balance value                                            Appraiser's Value
                                        30.6.98       Monthly rent 1-6/98     Monthly rent     As at 15.10.98
                                       (NIS '000)         (NIS '000)        Per sq. m. (NIS)      (NIS '000)
South - industry                        57,761               3,985                  13               88,668
Center - offices and commercial          3,911                 469                 162                8,324
Center - industry*                      42,203               4,127                  24               69,673
Original difference related to??        -9,958                   0                                        0
----------------------------------------------------------------------------------------------------------------
Total                                   93,917               8,581                  18              166,665
----------------------------------------------------------------------------------------------------------------

* Includes asset owned by a consolidated company of ISPRO (74%)

Revenue Producing Properties under Construction

                                                          Area       Balance value          Appraiser's Value
                                         Project area/                  30.6.98
                         Company              Land                     (NIS'000)              (NIS'000)
                         -------              ----                    ----------              ----------
Center-- industrial        Ispro             8,000                      13,317                  18,152
South- industrial          Ispro             5,200                      12,379                  23,102
---------------------------------------------------------------------------------------------------------
Sub-Total                                   13,200                      25,696                  41,254
---------------------------------------------------------------------------------------------------------

Vacant land available for Erecting Revenue Producing Properties

---------------------------------------------------------------------------------------------------------
South - industrial                                                       7,186                  34,837
---------------------------------------------------------------------------------------------------------

                                  MEHADRIN LTD.

                      Details of Composition of Properties
           (The balance value data are in NIS thousands of June 1998)

                                                                        Balance Value      Assessor's value
                                                                           30.6.99          As at 15.10.98
          Name of Site            Rate of Holding   Area In Dunam         (NIS'000)            NIS'000
          ------------            ---------------   -------------         ----------          ----------
--------------------------------------------------------------------------------------------------------
1.  Packaging houses                   34.96%          193.50               28,731             52,805
--------------------------------------------------------------------------------------------------------
2.  Revenue producing real estate
--------------------------------------------------------------------------------------------------------
    Center                                                                  79,202             97,873
--------------------------------------------------------------------------------------------------------

                                                                         Balance Value      Assessor's value    Assessor's value
                                                                           30.6.98           As at 15.10.98        Per Dunam
                                                                          (NIS'000)             NIS'000              (NIS)
                                                                         ----------            --------              -----
3.  Orchards
    Ashkelon                                            2,796                                  48,954              17,509
    Hadasim-Amalia Netanya              34.96%          1,110                                  89,548              80,674
    Zita                                34.96%          1,666                                  51,925              31,167
    Pardesia                            34.96%          1,909                                  97,982              51.326
    Tsirifin                            34.96%          2,476                                  91,675              37,025
    Other--South                        34.96%          1,185                                  19,618              16,556
    Other--Center                       34.96%          5,104                                 189,584              37,144
    Other--North                        34.96%            184                                   5,794              31,488
---------------------------------------------------------------------------------------------------------------------------
    Total                                              16,430                72,547           595,081              36,219

                                     K.B.E.
                      Details of Composition of Properties
          (The apartment value data are in NIS thousands of June 1998)

1. Real Estate

                                                                                 Construction rights
                                                                        ---------------------------------        Appraiser's Value
                                        Rate of            Area                    Commercial      Other          As at 15.10.98
                                        Holding           in sq.m.       Units       Sq. m.        Sq. m.          (NIS'000)
------------------------------------------------------------------------------------------------------------------------------------
South                                    23.13%          2,595,989      35,814      50,735         218,793           475,978
------------------------------------------------------------------------------------------------------------------------------------

2. RENTED PROPERTIES

                                                                                                                 Appraiser's Value
                                         Rate of                          Area                                    As at 15.10.98
                                         Holding                       in sq. m.                                   (NIS '000)
------------------------------------------------------------------------------------------------------------------------------------
South--industrial & offices              23.13%                          9,262                                        33,040
------------------------------------------------------------------------------------------------------------------------------------

3. TOTAL

                                                                              Appraiser's Value                  Appraiser's Value
                                         Rate of                               As at 30.6.98                      As at 15.10.98
                                         Holding                                 (NIS'000)                          (NIS'000)
------------------------------------------------------------------------------------------------------------------------------------
                                         23.13%                                  76,934                              509,017
====================================================================================================================================

       Adjustment between the Appraiser's Opinion and the Details included in the Valuation of the Exchange Ratio

A. Property & Building

                                                               Revenue-producing
                                                                   properties                     Real Estate
                                                                   ----------                     -----------
                                                               Balance      Economic           Balance     Economic
                                                             sheet value      value           sheet value   value
                                                             -----------      -----           -----------   -----
                                                                                          (the balance sheet value is in
                                                                                            NIS thousands of June 1998)
According to Appraiser's opinion                               131,487       321,376             8,307     83,974

Breakdown in valuation of the exchange ratio:

Residential construction project in Petach Tikvah - gross less advances from apartment purchasers

Residential construction project in Petach Tikvah -- net
According to the breakdown in the valuation of the exchange ratio

Land in Tirat HaCarmel before the breakdown in the
valuation of the exchange ratio
                                                              -----------------------
                                                               131,487       321,376
                                                              -----------------------

                                                                                                               Total real-estate,
                                                                                                                   inventory
                                                                                         Project for             & project for
                                                         Inventory of Apartments  residential construction  residential construction
                                                         -----------------------  ------------------------  ------------------------
                                                             Balance    Economic   Balance      Economic      Balance     Economic
                                                            sheet value   value    sheet value    value      sheet value   value
                                                            -----------   -----    -----------    -----      -----------   -----
                                                                   (the balance sheet value is in NIS thousands of June 1998)
According to Appraiser's opinion                               4,919      6,782     16,719       34,140       29,945      124,896

Breakdown in valuation of the exchange ratio:

Residential construction project in Petach Tikvah - gross                                                     29,259      112,429
less advances from apartment purchasers                                                                      (18,349)     (18,349)
                                                                                                             ---------------------
Residential construction project in Petach Tikvah -- net
According to the breakdown in the valuation of the exchange
ratio                                                                                                         10,910       94,080

Land in Tirat HaCarmel before the breakdown in the
valuation of the exchange ratio                                                                                  686       12,468

B. Gav Yam

                                                                                                       Land for the
                                         Revenue-producing           Revenue-producing            construction of revenue-
                                             properties          properties in construction         producing properties
                                             ----------          --------------------------         --------------------
                                                    (the balance sheet value is in NIS thousands of June 1998)
                                     Balance sheet    Economic   Balance sheet   Economic          Balance       Economic
                                         value         value         value         value         sheet value       value
                                         -----         -----         -----         -----         -----------       -----
According to Appraiser' opinion         461,251       811,342        84,274       185,550          210,383        120,351

Adjustments:
Neutralization of 25% of the
properties of an affiliated
company which were presented
in the Appraiser's opinion in the
framework of the Company's
properties                               (5,019)      (22,736)

Classification between the items             --            --       155,438       120,351         (210,383)      (120,351)
                                        -------------------------------------------------------------------------------------
According to detail in the valuation
of the exchange ratio                   456,332       788,607       239,712       308,901                              --
                                        =====================================================================================
                                                                              Inventory of                 Project for
                                              Real estate                      apartments           residential construction
                                              -----------                      ----------           ------------------------
                                                    (the balance sheet value is in NIS thousands of June 1998)
                                       Balance sheet   Economic       Balance sheet    Economic        Balance      Economic
                                           value         value            value          value       sheet value       value
                                           -----         -----            -----          -----       -----------       -----
According to Appraiser's opinion           62,317       191,600           19,153         22,515        144,220       191,619

Adjustments:
Neutralization of 25% of the
properties of an affiliated
company which were presented
in the Appraiser's opinion in the
framework of the Company's
properties

Classification between the items               --            --          (19,153)       (22,515)        19,152        22,515
                                           ---------------------------------------------------------------------------------
According to detail in the valuation
of the exchange ratio                      62,317       191,600             --               --        163,372       214,134
                                           =================================================================================

C. Hadarim Properties

                                                                   Revenue-producing           Revenue-producing
                                                                       properties          properties in construction
                                                                       ----------          --------------------------
                                                                  Balance      Economic       Balance      Economic
                                                                sheet value      value       sheet value    value
                                                                -----------      -----       -----------    -----
                                                            (the balance sheet value is in NIS thousands of June 1998)
According to Appraiser's opinion                                   8,694        35,790         59,339       67,840

Adjustments:
Neutralization of 25% of the properties of an affiliated
company which were presented in the Appraiser's opinion
in the framework of the Company's properties                      (5,020)      (22,736)
                                                                  ------------------------------------------------
According to detail in the valuation of the exchange ratio         3,674        13,055         59,339       67,840
                                                                  ================================================

                                                                     Land for construction of
                                                                   revenue producing properties
                                                                   ----------------------------
                                                                  Balance sheet        Economic
                                                                       value            value
                                                                       -----            -----
                                                   (the balance sheet value is in NIS thousands of June 1998)
According to Appraiser's opinion                                      12,042            91,675

Adjustments:
Neutralization of 25% of the properties of an affiliated
company which were presented in the Appraiser's opinion
in the framework of the Company's properties
                                                                      ------------------------
According to detail in the valuation of the exchange ratio            12,042            91,675
                                                                      ========================

D. Nave

                                                             Real Estate           Residential construction
                                                    --------------------------     ------------------------
                                                       Balance        Economic     Balance sheet   Economic
                                                    Sheet value         value          value         value
                                                    -----------         -----          -----         -----
According to Appraiser's opinion                       212,345        255,553          87,434       135,079

Adjustments:
Advances from unit purchasers                                                         (54,915)      (54,915)
                                                       ----------------------------------------------------
According to detail in the valuation of
the exchange ratio                                     212,345        255,553          32,519        80,164
                                                       ====================================================

E. Gad

                                                                                Revenue-producing
                                                         Revenue-producing        properties in
                                                            properties            construction
                                                     ---------------------   ----------------------
                                                      Balance     Economic    Balance      Economic
                                                     sheet value     value   sheet value      Value
                                                     -----------     -----   -----------      -----
According to Appraiser's opinion                     5,761          31,848     25,112       34,103

Adjustments:

Classification between items

Addition of costs of construction for land in construction stages

Property evaluated according to balance sheet value

Adjustments for the purpose of consolidation            --              --         --           --

Advances from unit purchasers
                                                    ----------------------------------------------
According to detail in the valuation of the
Exchange ratio                                       5,761          31,848     25,112       34,103
                                                    ==============================================
                                                                                   Residential           Inventory of
                                                            Real Estate           Construction            apartments
                                                            -----------           ------------            ----------
                                                    (the balance sheet value is in NIS thousands of June 1998)
                                                       Balance     Economic    Balance   Economic    Balance     Economic
                                                     sheet value     value   sheet value   value   sheet value     value
                                                     -----------     -----   -----------   -----   -----------     -----
According to Appraiser's opinion                       204,209    215,986     14,286       22,003        284           789

Adjustments:

Classification between items                                                     284          789       (284)         (789)

Addition of costs of construction for land in
construction stages                                                17,033

Property evaluated according to balance sheet value                   345

Adjustments for the purpose of consolidation             6,350         --         --           --         --            --

Advances from unit purchasers                                                (11,512)     (11,512)
                                                       -------------------------------------------------------------------
According to detail in the valuation of the
Exchange ratio                                         210,559    233,364      3,058       11,280         --            --
                                                       ===================================================================

F. Ispro

                                                     Revenue-producing        Revenue-producing      Vacant land for construction of
                                                        properties       properties in construction   revenue producing properties
                                                 ---------------------   --------------------------  -------------------------------
                                                   Balance     Economic     Balance       Economic     Balance sheet    Economic
                                                 sheet value     value    sheet value       value          value          value
                                                 -----------     -----    -----------       -----          -----          -----
                                                                 (the balance sheet value is in NIS thousands of June 1998)
According Co Appraiser's opinion                    93,917      166,665      25,696        41,254         7,186           34,837

Adjustments:


Original difference                                  9,958

Minority share in a property of a consolidated
company(74%)                                          (656)

Classification between the items                                              7,186        34,837        (7,186)         (34,837)
                                                   ------------------------------------------------------------------------------
According to detail in the valuation of the
exchange ratio                                     103,219      166,665      32,882        76,091            --               --
                                                   ==============================================================================

G. Mehadrin

                                                                                 Revenue-producing
                                                          Packaging houses            properties                     Orchards
                                                          ----------------            ----------                     --------
                                                     Balance        Economic      Balance    Economic       Balance sheet   Economic
                                                   sheet value        value     sheet value    value            value         value
                                                   -----------        -----     -----------    -----            -----         -----
                                                                     (the balance sheet value is in NIS thousands of June 1998)
According to Appraiser's opinion                      28,731        52,805         79,202     97,873            72,547       595,081

Adjustments:
------------

Equipment according to balance sheet value             7,334         7,334         26,298
                                                   ---------------------------------------------------------------------------------
According to detail in the valuation of the
exchange ratio                                        36,065        60,139        105,500    124,171            72,547       595,081
                                                   =================================================================================

Itzhak Swary Ltd.
Financial Consulting
--------------------------------------------------------------------------------

Messrs:
IDB Development Corporation Ltd.,     Discount Investment Corporation Ltd.
3 Daniel Frisch Street,               14 Bet Hashoeva Lane
Tel Aviv.                             Tel Aviv.

Dear Sirs:


     Re: Valuation dated October 15, 1998 of the number of shares of Discount Investment Corporation Ltd. ("Discount Investments") which will be issued to IDB Development Corporation Ltd. ("IDB Development") in consideration for 14,937,792 shares of $1 par value of PEC Economic Corporation ("PEC")

On October 15, 1998 you were given an valuation of the said exchange ratio. According to the provisions of the Private Placement Agreement between Discount Investments and IDB, and after publishing the financial statements of Discount Investments and PEC for the third quarter of 1998, we were requested by you to check whether there were significant developments or changes regarding the net asset value of Discount Investments and the net asset value of PEC which would require a change in the said valuation, given on October 15, 1998.

As we stated in the valuation of the exchange ratio, in view of the similarity in the investment portfolios of the two companies and in view of the holdings of IDB Development of some 54.3% of the shares of Discount Investments prior to the transaction, the exchange ratio has a low sensitivity to changes, within a reasonable range, of values of the companies included in the investment portfolios of Discount Investments and PEC.

In order to check this, we studied the drafts of the amended immediate reports of IDB Development, we studied the financial statements of Discount Investments, PEC and the principal companies included in their investment portfolios for the third quarter of 1998, we checked publicly available data (including developments in stock exchange prices of those companies in the Group traded) and reviews published about the companies and about the branches in which they operate, and we received additional data and clarification from the managements of Discount Investments and PEC. Moreover we rechecked the indications in the range of the value of Cellcom which was calculated in view of your detailed instructions in the said valuation.

In view of the procedures we applied, the principles of which are detailed above, and in view of the low sensitivity of the exchange ratio to changes in the values of the companies, as mentioned, despite changes which took place in the valuations of some of the companies included in the investment portfolios, in our opinion there were no material developments or changes in the ratio of the net value of the assets which should require a change in the said valuation.

We should emphasize that all the conditions and provisions detailed in the valuation of the said exchange ratio are valid also with regard to this letter, and therefore it should be read together with the valuation of the said exchange ratio. Moreover, this letter is not a revaluation of the exchange ratio.

In addition, we were requested to calculate the number of share of Discount Investments which should be issued to IDB in consideration for 3,484 shares of Properties and Building Ltd., taking into account the net asset value of Discount Investments and the value of Properties and Buildings as determined in the said valuation of the exchange ratio. In our opinion, based on the aforesaid, IDB should be issued 10,712 additional shares of Discount Investments in consideration for 3,484 shares of Properties and Buildings.

We agree that this letter will be included and/or mentioned in the amended immediate report which will be published regarding the exchange transaction.


                                                    Yours sincerely,

                                                 (-)                 (-)
                                             Itzhak Swary          Uri Cohen
                                             ------------          ---------

Date:
December 14, 1998.